[Exhibit 71]






                         Investment Agreement

                                between

                            ITT Corporation

                                  and

                       CDRV Acquisition, L.L.C.

                       Dated as of July 15, 1997


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                           TABLE OF CONTENTS



                               ARTICLE I

                    Purchase and Sale of Shares and
                               Warrants

                                                                  Page


SECTION 1.01.   Purchase and Sale of Shares and
                  Warrants...................................       3

SECTION 1.02.   Time and Place of the Closing................       3

SECTION 1.03.   Transactions at the Closing..................       4


                              ARTICLE II

                               Covenants


SECTION 2.01.   Covenants of the Company.....................       4

SECTION 2.02.   Covenants of Purchaser Related
                  Parties....................................       6


                              ARTICLE III

                    Representations and Warranties


SECTION 3.01.   Representations and Warranties of
                  the Company................................       8

SECTION 3.02.   Representations and Warranties of
                  Purchaser..................................      27


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                                                                  Page


                              ARTICLE IV

                         Corporate Governance


SECTION 4.01.   Composition of the Board of
                  Directors..................................      29

SECTION 4.02.   Solicitation and Voting
                  of Shares..................................      32

SECTION 4.03.   Supermajority Voting
                  Provisions.................................      32

SECTION 4.04.   Committees...................................      33

SECTION 4.05.   Enforcement of this Agreement................      33

SECTION 4.06.   Certificate of Incorporation and
                  By-laws....................................      33

SECTION 4.07.   Termination of Article IV....................      33


                               ARTICLE V

                   Equity Purchases from the Company


SECTION 5.01.   Subscription Rights..........................      34

SECTION 5.02.   Issuance and Delivery of New
                  Securities and Voting Stock................      35

SECTION 5.03.   Limitation on Repurchase
                  of Shares..................................      35


                              ARTICLE VI

                      Limitations on Purchases of
                     Additional Equity Securities


SECTION 6.01.   Purchase of Equity Securities................      36

SECTION 6.02.   Additional Limitations.......................      37


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                                                                  Page


                              ARTICLE VII

                       Transfer of Common Stock


SECTION 7.01.   Transfer of Common Stock.....................      38


                             ARTICLE VIII

                  Covenants and Additional Agreements


SECTION 8.01.   Covenants of the Company.....................      39

SECTION 8.02.   Directories Transaction
                  Proposal...................................      43

SECTION 8.03.   Modification of Reorganization
                  Documents; Abandonment of
                  Distributions..............................      46

SECTION 8.04.   Reorganization Documents and
                  Schedules..................................      46

SECTION 8.05.   Company Stockholder Approval; Proxy
                  Statement..................................      47

SECTION 8.06.   Debt Repayment...............................      48

SECTION 8.07.   Retained Companies Financing.................      48

SECTION 8.08.   Employee Benefits............................      49

SECTION 8.09.   Access and Information.......................      49

SECTION 8.10.   Further Actions..............................      49

SECTION 8.11.   Further Assurances...........................      50


                              ARTICLE IX

                         Conditions Precedent


SECTION 9.01.   Conditions to Each Party's
                  Obligation.................................      50


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                                                                  Page


SECTION 9.02.   Conditions to the Obligation of the
                  Company....................................      52

SECTION 9.03.   Conditions to the Obligation of
                  Purchaser..................................      53


                               ARTICLE X

                              Termination


SECTION 10.01.  Termination..................................      56

SECTION 10.02.  Effect of Termination........................      58


                              ARTICLE XI

                            Indemnification


SECTION 11.01.  Indemnification of
                  Purchaser..................................      58

SECTION 11.02.  Indemnification Procedures...................      60


                              ARTICLE XII

                              Definitions


SECTION 12.01.  Definitions..................................      61


                             ARTICLE XIII

                             Miscellaneous


SECTION 13.01.  Severability.................................      65

SECTION 13.02.  Specific Enforcement.........................      65

SECTION 13.03.  Entire Agreement.............................      65


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                                                                  Page


SECTION 13.04.  Counterparts.................................      66

SECTION 13.05.  Notices......................................      66

SECTION 13.06.  Amendments...................................      66

SECTION 13.07.  Cooperation..................................      67

SECTION 13.08.  Successors and Assigns.......................      67

SECTION 13.09.  Expenses and Remedies........................      67

SECTION 13.10.  Non-Survival of Representations and
                  Warranties.................................      68

SECTION 13.11.  Transfer of Shares and Warrants..............      69

SECTION 13.12.  Governing Law................................      69

SECTION 13.13.  Publicity....................................      69

SECTION 13.14.  No Third Party Beneficiaries ................      70

SECTION 13.15.  Consent to Jurisdiction......................      71



EXHIBITS

                     1  Terms of Warrants
                     2  Terms of Registration Rights
                     3  Proposed Charter Amendment



ANNEX

                     A  Retained Business Financial
                        Statements


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SCHEDULES

           1                Distributions
           3.01(c)(ii)      Certain Filings
           3.01(c)(iii)     Intercompany Services
           3.01(d)          Preemptive Rights
           3.01(e)          Capital Structur
           3.01(i)          Certain Liabilities
           3.01(j)          Adverse Developments
           3.01(l)          Certain Assets
           3.01(m)          Certain Litigation
           3.01(n)          Contracts
           3.01(o)          Taxes
           3.01(p)          Employee Benefits Plans
           3.01(t)          Intellectual Property
           3.01(u)          Certain Guarantees
           8.01             Operation of Business
           9.03(l)          Debt Capital Structure


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                                                        EXECUTION COPY





                              INVESTMENT AGREEMENT, dated as of
                         July 15, 1997, between CDRV Acquisition,
                         L.L.C., a Delaware limited liability company
                         ("Purchaser") and ITT Corporation, a Nevada corporation (the "Company").


          WHEREAS the Board of Directors of the Company has approved a transaction pursuant to which (a) all the assets of the Company, other than the Directories Assets (as defined in Schedule 1) and the shares of common stock (the "ESI Shares") of ITT Educational Services, Inc. ("ESI"), will be contributed by the Company to a wholly owned Subsidiary (as defined in Section 12.01) of the Company organized under the laws of the State of Nevada ("Newco") and all the liabilities of the Company, other than the Directories Liabilities (as defined in Schedule 1), will be assumed by Newco and certain other transactions will be consummated and (b) the Company will distribute all the issued and outstanding shares of Common Stock, no par value, of Newco ("Newco Common Stock"), to the holders of record of shares of Common Stock, no par value, of the Company ("Common Stock"), other than shares held in the treasury of the Company, on a share-for-share basis (the "Newco Distribution" and, together with the ESI Distribution (as defined below), the "Distributions").

          WHEREAS the Board of the Directors of the Company has approved a transaction pursuant to which and subject to the terms of which, the Company will distribute the ESI Shares to the holders of record of Common Stock on a pro rata basis (the "ESI Distribution").

          WHEREAS, in connection with the Distributions, the Company expects to (a) execute and deliver (i) a distribution agreement to effect the Newco Distribution (the "Newco Distribution Agreement"),
(ii) a distribution agreement to effect the ESI Distribution (the "ESI Distribution Agreement" and, together with the Newco Distribution Agreement, the "Distribution Agreements"), (iii) a tax allocation agreement (the "Tax Allocation Agreement"), (iv) an employee benefits services and liability agreement (the "Employee Benefits Services and Liability Agreement"), (v) an intellectual property agreement (the "Newco Intellectual Property Agreement") and (vi) an intellectual property agreement (the "ESI Intellectual Property Agreement" and, together with the Newco Intellectual Property Agreement, the "Intellectual Property Agreements"), (b) cause Newco to execute and deliver the Tax Allocation Agreement, the Employee Benefits


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Services and Liability Agreement and the Newco Intellectual Property
Agreement and (c) cause ESI to execute and deliver the Tax Allocation Agreement, the Employee Benefits Services and Liability Agreement and the ESI Intellectual Property Agreement.

          WHEREAS, prior to the Distributions and pursuant to the terms of the Distribution Agreements, the Company, ESI and Newco will consummate the transactions contemplated by the Newco Distribution Agreement and the ESI Distribution Agreement and those other transactions specified to occur in the Distribution Agreements prior to the Distributions. For the purposes of this Agreement, (i) the "Pre-Distribution Transactions" means the contribution of certain assets, the assumption of certain liabilities and other transfers contemplated by Article II of the respective Distribution Agreements and described on Schedule 1 and (ii) the "Retained Business" means the Directories Business, (as defined in Schedule 1).

          WHEREAS the Company expects to (a) execute and deliver the Newco Distribution Agreement, (b) cause Newco to execute and deliver the Newco Distribution Agreement and (c) after the satisfaction or waiver of all of the conditions to the Company's obligation to consummate the Newco Distribution set forth in the Newco Distribution Agreement, and pursuant to the terms of the Newco Distribution Agreement, effect the Newco Distribution.

          WHEREAS the Company expects to (a) execute and deliver the ESI Distribution Agreement, (b) cause ESI to execute and deliver the ESI Distribution Agreement and (c) after the satisfaction or waiver of all of the conditions to the Company's obligation to consummate the ESI Distribution set forth in the ESI Distribution Agreement, and pursuant to the terms of the ESI Distribution Agreement, effect the ESI Distribution.

          WHEREAS, following the Pre-Distribution Transactions and the Distributions, Purchaser wishes to purchase from the Company, and the Company wishes to sell to Purchaser, shares of Common Stock representing 32.9% of the outstanding shares of Common Stock as of the Closing Date (giving effect to the issuance of such shares and assuming for such purposes that all Rollover Options in existence on the Closing Date have been exercised calculated on the treasury stock method), and warrants (the "Warrants") entitling the holder thereof to purchase 0.78 shares of Common Stock for each share so purchased on the terms and subject to the conditions set forth in Exhibit 1 hereto, and the Company and Purchaser wish to enter into a registration rights agreement (the "Registration Rights Agreement"), the principal terms of which are attached hereto as Exhibit 2.

          WHEREAS Purchaser and the Company are entering into this Agreement to provide for such purchase and sale and to establish various rights and obligations in connection therewith.


          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties agree as follows:


                               ARTICLE I

               Purchase and Sale of Shares and Warrants

          SECTION 1.01. Purchase and Sale of Shares and Warrants. Upon the terms and subject to the conditions set forth herein, the Company agrees to sell to Purchaser and Purchaser agrees to purchase from the Company shares of previously unissued Common Stock (including the associated Rights) representing 32.9% of the outstanding shares of Common Stock as of the Closing Date (giving effect to the issuance of such shares and assuming for such purposes that all Rollover Options in existence on the Closing Date have been exercised calculated on the treasury stock method) and Warrants to purchase 0.78 shares of Common Stock for each share so purchased for an aggregate purchase price of $225 million (the "Purchase Price"). The shares of Common Stock being purchased pursuant hereto are referred to herein as the "Shares"; and unless the context otherwise requires, the term "Shares" as used herein includes the associated Series A Participating Cumulative Preferred Stock Purchase Rights (the "Rights") issuable in respect of such shares of Common Stock pursuant to the Rights Agreement dated as of November 1, 1995, between the Company and The Bank of New York, as Rights Agent (the "Rights Agreement").

          SECTION 1.02. Time and Place of the Closing. The closing (the "Closing") shall take place at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 8th Avenue, New York, New York, 10019, at 10:00 A.M., New York time, on the third Business Day following the first date on which the conditions to Closing set forth in Article IX have first been satisfied or waived. The Company shall give Purchaser ten Business Days prior written notice of the date the Closing is scheduled to occur. The "Closing Date" shall be the date the Closing occurs.

          SECTION 1.03. Transactions at the Closing. At the Closing, subject to the terms and conditions of this Agreement, the Company shall issue and sell to Purchaser and Purchaser shall purchase the Shares and the Warrants. At the Closing, the Company shall deliver to Purchaser a certificate representing the Shares and a certificate representing the Warrants, in each case registered in the name of Purchaser against payment of the Purchase Price with respect thereto by wire transfer of immediately available funds to an account or accounts previously designated by the Company.


                              ARTICLE II

                               Covenants

          SECTION 2.01. Covenants of the Company.

          (a) Financial Statements and Other Reports. The Company covenants that it will deliver to Purchaser so long as Purchaser's Percentage Interest exceeds 10%:

          (i) as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, a consolidated statement of income and a consolidated statement of cash flow of the Company and its Subsidiaries for the period from the beginning of the then current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period or date in the preceding fiscal year, all in reasonable detail and certified by the principal financial officer of the Company as presenting fairly, in accordance with United States generally accepted accounting principles ("GAAP") applied (except as specifically set forth therein) on a basis consistent with such prior fiscal period, the information contained therein, subject to changes resulting from year-end closing and audit adjustments; provided, however, that delivery pursuant to clause (iii) below of a copy of the Quarterly Report on Form 10-Q of the Company for such quarterly period filed with the Securities and Exchange Commission (the "SEC") shall be deemed to satisfy the requirements of this clause (i);

          (ii) as soon as practicable and in any event within 90 days after the end of each fiscal year, a consolidated statement of income, a consolidated statement of cash flow and a consolidated statement of stockholders equity of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as of the end of such year, setting forth in each case in comparative form the corresponding figures from the preceding fiscal year, all in reasonable detail and examined and reported on by independent public accountants of recognized national standing selected by the Company, which report shall state that such consolidated financial statements present fairly the financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and changes in their financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise specified in such report) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; provided, however, that delivery pursuant to clause (iii) below of a copy of the Annual Report on Form 10-K of the Company for such fiscal year filed with the SEC shall be deemed to satisfy the requirements of this clause (ii);

          (iii) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its stockholders and copies of all such registration statements (without exhibits), other than registration statements relating to employee benefit or dividend reinvestment plans, and all such regular and periodic reports as it shall file with the SEC; and

          (iv) promptly upon receipt thereof, copies of all reports submitted to the Company by independent public accountants in connection with each annual, interim or special audit of the books of the Company or any Subsidiary made by such accountants, including the comment letter submitted by such accountants to management in connection with their annual audit; and

          (v) with reasonable promptness, such other financial data of the Company and its Subsidiaries as Purchaser may reasonably request.

          (b) Inspection of Property. The Company covenants that so long as Purchaser's Percentage Interest exceeds 20%, it will permit representatives of Purchaser to visit and inspect, at Purchaser's expense, any of the properties of the Company and its Subsidiaries, to examine the corporate books and make copies or extracts therefrom and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the officers and employees of the Company and its Subsidiaries and independent public accountants (and by this provision the Company authorizes such accountants to discuss with such representatives the affairs, finances and accounts of the Company and its Subsidiaries), all at such reasonable times and as often as Purchaser may reasonably request; provided, however, that the foregoing shall be subject to compliance with reasonable safety requirements and shall not require the Company or any of its Subsidiaries to permit any inspection which in the reasonable judgment of the Company would violate any statute or regulation with respect to confidentiality or security. Purchaser agrees not (i) to use for any purpose detrimental to the Company or (ii) to disclose to any Person any information or data obtained by it pursuant to this Section 2.01(b) or Section 2.01(a)(iv) until, in the case of the foregoing clause (ii) only, such information or data otherwise becomes publicly available or except pursuant to a valid subpoena, judicial process or its equivalent or in connection with a claim against the Company; provided that Purchaser shall have used its reasonable best efforts to give the Company advance notice of such subpoena or judicial process so that the Company may seek an appropriate protective order. Purchaser acknowledges that information obtained pursuant to the rights granted hereby may constitute material non-public information and agrees that it will comply with all applicable laws relating to the purchase or sale of securities while in possession of such information.

          SECTION 2.02 Covenants of Purchaser Related Parties. (a) For the period beginning on the date hereof and ending on the date that is two years after the later of the date of the ESI Distribution and the date of the Newco Distribution (the "Relevant Period"), none of Purchaser, Clayton, Dubilier & Rice Fund V Limited Partnership (the "Fund"), Clayton, Dubilier & Rice, Inc. ("CD&R"), CD&R Associates V Limited Partnership and CD&R Investment

Associates, Inc., any professional employee of CD&R, the Company or the Retained Subsidiaries (collectively, the "Purchaser Related Parties") shall take any action that might cause, or shall omit to take any action reasonably available to it, if such omission might cause, the Company to cease being actively engaged in the conduct of the Directories Business within the meaning of Section 355(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulation Section 1.355-3(b).

          (b) None of the Purchaser Related Parties shall take any action that would reasonably be expected to cause, or shall omit to take any action reasonably available to it if such omission would reasonably be expected to cause, the Company to breach any of the covenants, or cause to be untrue any of the representations or statements that the Company makes in connection with the Tax Allocation Agreement or to the Company's outside tax counsel in connection with such firm's rendering an opinion to the Company as to certain tax aspects of the Contribution and Distributions in a representation letter, provided that such representations and covenants are substantially the same as would be required by the Internal Revenue Service in connection with the issuance of a private letter ruling with respect to the Contribution and Distributions.

          (c) None of the Purchaser Related Parties shall take any action (including but not limited to a breach of any covenant or obligation set forth in this Section 2.02, Section 5.03, Article VI or
Article VII of this Agreement) that would reasonably be expected to materially contribute to a Final Determination that the Contribution, the ESI Distribution and/or the Newco Distribution results in the recognition of gain to any of the Company, ESI, and Newco by virtue of the Contribution, the ESI Distribution and/or the Newco Distribution failing to qualify under Section 355 of the Code by reason of Section 355(e) (as ultimately enacted) or otherwise.

          (d) If any of the Purchaser Related Parties takes any action during the Relevant Period that, if such action had been taken on the date of any of the Contribution, the ESI Distribution or the Newco Distribution, would have been inconsistent with any of the representations made in the representation letters described in
Section 2.02(b) of this Agreement, and such action or omission materially contributes to a Final Determination that the Contribution, the ESI Distribution and/or the Newco Distribution, as the case may be, results in the recognition of gain to any of the Company, ESI and Newco by virtue of the Contribution, the ESI Distribution and/or the Newco Distribution failing to qualify under
Section 355 of the Code by reason of Section 355(e) (as ultimately enacted) or otherwise (a Person which takes or omits any such action, a "Breaching Person"), such Breaching Person shall be treated for purposes of this Agreement as having actually violated any such representation or covenant.



                              ARTICLE III

                    Representations and Warranties

          SECTION 3.01. Representations and Warranties of the Company. As used in this Agreement, (i) any reference to the Company and its Subsidiaries means the Company and each of its Subsidiaries, (ii) any reference to the "Retained Company" and its Subsidiaries or the "Retained Companies" means the Company (solely with respect to the Retained Business) and those of its Subsidiaries included in the Retained Business, (iii) any reference to the "Retained Subsidiaries" means the Subsidiaries of the Company included in the Retained Business, (iv) any reference to Newco and its Subsidiaries or the "Newco Companies" means Newco immediately after the Newco Distribution Time (as defined in Schedule 1) and those entities that immediately after the Newco Distribution Time will be Subsidiaries of Newco and
(v) any reference to ESI and its Subsidiaries means ESI immediately after the ESI Distribution Time (as defined in Schedule 1) and those entities that immediately after the ESI Distribution Time will be Subsidiaries of ESI. As used in this Agreement, any reference to any state of facts, event, change or effect having a "Material Adverse Effect" on or with respect to an entity (or group of entities taken as a whole) means such state of facts, event, change or effect has had, or would reasonably be expected to have, a material adverse effect on the business, properties, results of operations or financial condition of such entity (or, if with respect thereto, of such group of entities taken as a whole), or on the ability of such entity (or group of entities) to consummate the transactions contemplated hereby, including the Pre-Distribution Transactions and the Distributions, or to perform its obligations under this Agreement, the Warrant, the Registration Rights Agreement, the Distribution Agreements, the Tax Allocation Agreement, the tax representation letters to be delivered in connection with the Distributions, the Employee Benefits Services and

Liability Agreement, the Intellectual Property Agreements and such other agreements as are entered into to effect the Pre-Distribution Transactions (collectively, the "Reorganization Agreements") to which it is or will be a party.

          The Company hereby represents and warrants to Purchaser as follows:

          (a) Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each Retained Subsidiary is duly organized and validly existing and, if applicable, is in good standing, under the laws of the jurisdiction of its incorporation or organization. Each of the Retained Companies is duly qualified or licensed and, if applicable, is in good standing as a foreign corporation, in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it require such qualification or licensing, except for any such failure so to qualify or be in good standing which, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole. Each of the Retained Companies has the requisite power and authority to carry on its businesses as they are now being or will be (immediately after the Distributions) conducted. The Company has heretofore made available to Purchaser complete and correct copies of the Restated Articles of Incorporation of the Company (the "Company Charter") and the Amended and Restated By-laws of the Company (the "Company By-laws") and the certificate of incorporation and by-laws, or the comparable organizational documents, of each of the Retained Subsidiaries, each as amended to date and currently in full force and effect.

          (b) Corporate Authority. Each of the Company, ESI and Newco has (or will have at the time of such act) the requisite corporate power and authority to execute, deliver and perform each Reorganization Agreement to which it is or will be a party and to consummate the transactions contemplated thereby (other than, with respect to the issuance and sale by the Company of the Shares and Warrants, the approval of such issuance and sale by the affirmative vote of the holders of a majority of the voting power of the Common Stock (the "Company Stockholder Approval") and, with respect to the Distributions, formal declaration of the Distributions by the Company's Board of Directors). The execution, delivery and performance of each Reorganization Agreement by the Company and the consummation by the Company of the Pre-Distribution Transactions, the Newco Merger (as defined in the Newco Distribution Agreement), the Distributions and the issuance and sale by the Company of the Shares and Warrants and of the other transactions contemplated thereby have been duly authorized (or will have been duly authorized at the time of such act) by the Company's Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize any Reorganization Agreement or for the Company to consummate the transactions so contemplated (other than, with respect to the issuance and sale by the Company of the Shares and Warrants, the Company Stockholder Approval and, with respect to the Distributions, formal declaration of the Distributions by the Company's Board of Directors). The execution, delivery and performance by Newco of each Reorganization Agreement to which it will be a party and the consummation by it of the transactions contemplated thereby will be duly authorized by Newco's Board of Directors and its stockholder, if required, and no other corporate proceedings on the part of Newco will be necessary to authorize any Reorganization Agreement to which it will be a party or for it to consummate the transactions so contemplated. The execution, delivery and performance by ESI of each Reorganization Agreement to which it will be a party and the consummation by it of the transactions contemplated thereby will be duly authorized by ESI's Board of Directors and its stockholders, if required, and no other corporate proceedings on the part of ESI will be necessary to authorize any Reorganization Agreement to which it will be a party or for it to consummate the transactions so contemplated. Each Reorganization Agreement to which the Company, ESI or Newco is or will be a party is, or when executed and delivered will be, a valid and binding agreement of such party, enforceable against such party in accordance with the terms thereof, assuming (in the case of this Agreement and the Registration Rights Agreement) that each Reorganization Agreement to which Purchaser is a party is a valid and binding agreement of Purchaser.

          (c) No Violations; Consents and Approvals. (i) None of the execution, delivery or performance by the Company, ESI or Newco of each Reorganization Agreement to which any of them is or will be a party or the consummation by the Company, ESI or Newco of the transactions contemplated thereby (A) will result in a violation or breach of the Company Charter or the Company By-laws, the articles of incorporation or by-laws of ESI, the articles of incorporation or by-laws of Newco or the organizational documents of any of the Retained Subsidiaries or
     (B) will result in a violation or breach of (or give rise to any right of termination, revocation, cancelation or acceleration under or increased payments under), or constitute a default (with or without due notice or lapse of time or both) under, or result in the creation of any lien, charge, encumbrance or security interest of any kind (a "Lien") upon any of the properties or assets of the Retained Companies under, (1) subject to the governmental filings and other matters referred to in clause (ii) below, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, obligation, instrument, offer, commitment, understanding or other arrangement (each a "Contract") or of any license, waiver, exemption, order, franchise, permit or concession (each a "Permit") to which any of the Retained Companies is a party or by which any of their properties or assets may be bound, or (2) subject to the governmental filings and other matters referred to in clause (ii) below, any judgment, order, decree, statute, law, regulation or rule applicable to the Retained Companies, except, in the case of clause (B), for violations, breaches, defaults, rights of cancelation, termination, revocation or acceleration or Liens that would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole.

          (ii) Except for consents, approvals, orders, authorizations, registrations, declarations or filings as may be required under, and other applicable requirements of, the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act") and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), filings under state securities or "blue sky" laws, filings referred to in Schedule 3.01(c)(ii), and the filing of articles of merger relating to the Newco Merger (collectively, the "Regulatory Filings"), no consent, approval, order or authorization of, or registration, declaration or filing with, any government or any court, administrative agency or commission or other governmental authority or agency, Federal, state or local or foreign (a "Governmental Entity"), is required with respect to the Company, ESI, Newco or any of their respective Subsidiaries, in connection with the execution, delivery or performance by the Company, ESI, or Newco of each Reorganization Agreement to which any of them is or will be a party or the consummation by the Company, ESI and Newco of the transactions contemplated thereby (except where the failure to obtain such consents, approvals, orders or authorizations, or to make such registrations, declarations, filings or agreements would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole.

          (iii) Except as set forth on Schedule 3.01(c)(iii), none of the Company, ESI or Newco provide any support, assets, properties, rights, goods, services or benefits to the Retained Companies that will be terminated or modified adversely as a result of the execution, delivery or performance by the Company, ESI or Newco of this Agreement, in the case of the Company, or each Reorganization Agreement to which any of them is or will be a party or the consummation by the Company, ESI or Newco, as the case may be, of the transactions contemplated hereby or thereby.

          (d) Capital Stock. As of the date hereof, the authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock, of which an aggregate of 116,528,691 shares of Common Stock were issued and outstanding as of the close of business on June 30, 1997, and (ii) 50,000,000 shares of preferred stock, without par value ("Preferred Stock") of which none are issued and outstanding; as of June 30, 1997, 200,000 shares of Preferred Stock, all denominated as Series A Participating Cumulative Preferred Stock (subject to increase and adjustment as set forth in the Rights Agreement and the Certificate of Designation attached as an exhibit thereto) were reserved for issuance in connection with the Rights. As of the close of business on June 30, 1997, there were outstanding under the Company's 1995 Corporation

     Incentive Stock Plan, the 1996 ITT Restricted Stock Plan for Non-Employee Directors and in respect of 1995 substitute options (collectively, the "Company Stock Plans") options to acquire an aggregate of 9,301,939 shares of Common Stock (subject to adjustment on the terms set forth therein). As of the close of business on June 30, 1997, the Company had no shares of Common Stock reserved for issuance, other than 9,346,262 shares of Common Stock reserved for issuance upon exercise of outstanding stock options issued pursuant to the Company Stock Plans. As of the close of business on June 30, 1997, there were outstanding under the Company Stock Plans 154,030 shares of restricted stock. As of the close of business on June 30, 1997, the company had no shares of Common Stock reserved for issuance of restricted stock, other than 266,865 shares of Common Stock reserved for issuance of restricted stock pursuant to the Company Stock Plans. All of the outstanding shares of Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth on Schedule 3.01(d), there are no preemptive or similar rights on the part of any holders of any class of securities of the Company or of any of the Retained Subsidiaries. Except as set forth above, the Company has outstanding no bonds, debentures, notes or other obligations or securities (other than the Common Stock) the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth above, as of the date of this Agreement, there are no securities convertible into or exchangeable for, or options, warrants, calls, subscriptions, rights, contracts, commitments, arrangements or understandings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries contingently or otherwise to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of the Retained Subsidiaries. Except (w) pursuant to an agreement dated as of July 15, 1997 between the Company and BellSouth Corporation (a copy of which has been made available to Purchaser), (x) to the extent that Article Ninth of the Company Charter or any comparable provision of the articles of incorporation of any Subsidiary of the Company required under any Gaming Law

     (as defined below) could be construed as a Contract, (y) with respect to the withholding of exercise price or withholding taxes under any stock option plan or (z) pursuant to any Share Repurchase (as defined below), there are no outstanding Contracts of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or of any of the Retained Subsidiaries. As used herein, the term "Gaming Laws" means any Federal, state, local or foreign statute, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the current or contemplated casino and gaming activities and operations of the Company or any of its Subsidiaries, as applicable, and (2) the term "Share Repurchase" means a tender offer, exchange offer, open market purchase, private repurchase or other similar arrangement providing for the repurchase by the Company of approximately 25% of the outstanding shares of Common Stock.

          (e) Subsidiaries. Schedule 3.01(e) contains a complete and correct description of the shares of stock or other equity interests that are authorized, or issued and outstanding, of each of the Retained Companies (other than the Company). Except for Subsidiaries which will not be Subsidiaries of the Company after the Distributions, the Company has no equity interests in any Person other than the Retained Companies. Each of the outstanding shares of capital stock of each of the Retained Subsidiaries has been duly authorized and validly issued, and is fully paid and nonassessable. Except as set forth on Schedule 3.01(e), all the outstanding shares of capital stock of each Retained Subsidiary are owned, either directly or indirectly, by the Company free and clear of all Liens.

          (f) SEC Filings. (i) The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Securities Act and the Exchange Act since June 30, 1996 (the "Company SEC Documents"). As of its filing date, each Company SEC Document filed, as amended or supplemented, if applicable, (A) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder and (B) did not, at the time it was filed, contain any untrue statement of a material fact regarding the Retained Business or omit to state any material fact regarding the Retained Business required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (ii) The proxy statement (as amended or supplemented and including documents incorporated by reference therein, the "Proxy Statement") relating to the meeting of stockholders to approve the transactions contemplated hereby the ("Company Meeting") will not, at the date mailed to the Company's stockholders and at the date of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Purchaser or any of its Affiliates for inclusion in the Proxy Statement.

          (g) Retained Business Financial Statements. (i) Attached hereto as Annex A(i) are a consolidated balance sheet as of December 31, 1996 (the "Balance Sheet") and a consolidated balance sheet as of December 31, 1995 and consolidated income statements, consolidated cash flow statements and consolidated statements of stockholders equity for the years ended December 31, 1994, 1995 and 1996, in each case for the Retained Business (such financial statements, including the notes thereto, the "Retained Business Financial Statements"), together with the report of the Company's independent accountants thereon. Each of the Balance Sheet and the balance sheet as of December 31, 1995 (including any related notes and schedules) fairly presents in all material respects the consolidated financial position of the Retained Business as of their respective dates, and each of the consolidated income statements, consolidated cash flow statements and consolidated statements of stockholders equity included in the Retained Business Financial Statements (including any related notes and schedules) fairly presents in all material respects the income, cash flows and stockholders equity, as the case may be, of the Retained Business for the periods set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods presented therein except as indicated in the notes thereto. The Retained Business Financial Statements may not necessarily be indicative of the financial position, results of operations or cash flows that would have existed if the Retained Business had operated as a stand-alone company.

          (ii) Attached hereto as Annex A(ii) are the unaudited consolidated balance sheet for the Retained Business as of March 31, 1997 and the unaudited consolidated statement of income of the Retained Business for the three months then ended (such financial statements, including the notes thereto, the "Unaudited Retained Business Financial Statements"). The Unaudited Retained Business Financial Statements have been prepared in all material respects in accordance with GAAP consistently applied and on that basis fairly present the consolidated financial condition and results of operations of the Retained Business as of the date thereof and for the period indicated, except that the Unaudited Retained Business Financial Statements omit the statement of cash flows and footnote disclosures required by GAAP and are subject to normal, recurring year-end closing and audit adjustments.

          (iii) The balance sheets included in the Retained Business Financial Statements do not include any material assets or liabilities not intended to constitute a part of the Retained Business after giving effect to the transactions contemplated by the Reorganization Agreements. The statements of income, statements of stockholders equity and statements of cash flows included in the Retained Business Financial Statements do not reflect the operations of any entity or business not intended to constitute a part of the Retained Business after giving effect to all such transactions. The statements of income included in the Retained Business Financial Statements reflect all of the material costs and expenses incurred in connection with the Retained Business, including those incurred in generating the revenues reflected in the Retained Business Financial Statements, in each case, for the periods covered thereby, that would be required to be so reflected under GAAP in consolidated financial statements of the Retained Business prepared on a pro forma basis after giving effect to all such transactions.

          (h) [Intentionally omitted]

          (i) Undisclosed Liabilities. Except (i) for the items listed in Schedule 3.01(i) hereto, (ii) as and to the extent disclosed or reserved against on the Balance Sheet and (iii) as incurred after the date of the Balance Sheet in the ordinary course of the Retained Business consistent with prior practice and not prohibited by this Agreement, the Retained Companies do not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have had or would have a Material Adverse Effect on the Retained Companies, taken as a whole.

          (j) Absence of Certain Events and Changes. Except as disclosed in the Company SEC Documents filed with the SEC and publicly available prior to the date hereof, including the Solicitation/Recommendation Statement on Schedule 14D-9 originally filed by the Company on February 12, 1997, and any amendments filed with respect thereto prior to the date hereof (the "Filed Company SEC Documents") or as otherwise contemplated or permitted by this Agreement or the Reorganization Agreements, and except for any items referred to in Schedule 3.01(j), since March 31, 1997, the Company and its Subsidiaries have conducted the Retained Business in the ordinary course consistent with past practice and there has not been any event, change or development which, individually or in the aggregate, would have a Material Adverse Effect on the Retained Companies, taken as a whole, other than events, changes or developments relating to the economy in general.

          (k) Compliance with Applicable Laws. Except as disclosed in the Filed Company SEC Documents, each of the Retained Companies is in compliance with all statutes, laws, regulations, rules, judgments, orders and decrees of all Governmental Entities applicable to it that relate to the Retained Business, and neither the Company nor any of the Retained Companies has received any notice alleging noncompliance except with reference to all the foregoing where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole. This Section 3.01(k) does not relate to employee benefits matters (for which Section 3.01(p) is applicable), environmental matters (for which Section 3.01(q) is applicable) or tax matters (for which Section 3.01(o) is applicable). Each of the Retained Companies has all Permits that are required in order to permit it to carry on its business as it is presently conducted, except where the failure to have such Permits or rights would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole. All such Permits are in full force and effect and the Retained Companies are in compliance with the terms of such Permits, except where the failure to be in full force and effect or in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole.

          (l) Title to Assets. (i) Except as set forth in Schedule 3.01(l)(i), each of the Retained Companies owns and has good and valid title to, or a valid leasehold interest in, or otherwise has sufficient and legally enforceable rights to use, all of the properties and assets (real, personal or mixed, tangible or intangible), used by the Retained Business or held for use by the Retained Business in connection with, the conduct of, or otherwise material to, the Retained Business (the "Assets"), including Assets reflected on the Balance Sheet or acquired since the date thereof, except for Assets disposed of in the ordinary course of business consistent with past practice and in accordance with this Agreement and except for such defects in title which, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole, in each case free and clear of any Liens except for Permitted Liens (as defined in clause (iii) below). This Section 3.01(l) does not relate to intellectual property (for which Section 3.01(t) is applicable). A list of all owned and leased real property relating to the Retained Business is set forth on
     Schedule 3.01(l) and such owned and leased real property constitutes all the fee and leasehold interests held by the Retained Companies, except for any such fee or leasehold interests acquired or disposed of in the ordinary course of business consistent with past practice after the date hereof and in accordance with this Agreement, and constitutes all the fee and leasehold interests used by the Retained Business or held for use by the Retained Business in connection with, the conduct of, or otherwise material to the Retained Business.

          (ii) Except as referred to in Schedule 3.01(l)(ii), each Retained Company has (A) good and insurable title to its owned real properties and (B) valid and subsisting leasehold interests in its leased real properties, in each case, free and clear of any Liens, except for (1) Permitted Liens, (2) easements, covenants, rights-of-way, other matters of record and other matters subject to which the leases of the Retained Companies' real properties are granted and (3) such state of facts as an accurate survey would show.

          (iii) "Permitted Liens" shall mean those Liens (A) securing debt that is reflected on the Balance Sheet or the notes thereto or securing debt incurred as part of the Proposed Financings, (B) referred to in Schedule 3.01(l), (C) for Taxes not yet due or payable or being contested in good faith, (D) that constitute mechanics', carriers', workmens' or like liens, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course, (E) Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers' compensation, unemployment insurance and social security, retirement and other legislation and in the case of Liens described in clauses (B), (C), (D) or (E) that, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole.

          (m) Litigation. Other than actions brought by or on behalf of Hilton Hotels Corporation ("Hilton") or derivative actions related to Hilton's proposed acquisition of the Company, and except as disclosed in the Filed Company SEC Documents or referred to in Schedule 3.01(m), as of the date hereof there are no civil, criminal or administrative actions, suits or proceedings pending or, to the knowledge of the Company, threatened, against any of the Retained Companies that, individually or in the aggregate, are likely to have a Material Adverse Effect on the

     Retained Companies, taken as a whole. Except as disclosed in the Company SEC Documents, there are no outstanding judgments, orders, decrees, or injunctions of any Governmental Entity against any of the Retained Companies that, insofar as can reasonably be foreseen, individually or in the aggregate, in the future would have a Material Adverse Effect on the Retained Companies, taken as a whole.

          (n) Contracts. (i) Schedule 3.01(n) contains a complete and correct list, as of the date hereof, of all Contracts that are of the types listed in clauses (A) through (G) below to which any of the Retained Companies is a party (the "Material Contracts"):

          (A) leases and subleases and other Contracts concerning or relating to the real property, each with an annual base rental of more than $150,000 and a remaining term of more than three years;

          (B) employment, consulting, severance, and other material Contracts relating to or for the benefit of the most senior executive of the Retained Business in each country in which the Retained Companies operate and any such Contracts requiring annual base payments in excess of $200,000 relating to or for the benefit of current, future or former employees, officers, directors, sales representatives, distributors, dealers, agents, independent contractors or consultants, and material sales agency or distributorship agreements or arrangements for the sale of any of the products or services of any of the Retained Companies;

          (C) Contracts relating to the borrowing of money or obtaining of or extension of credit (other than in the ordinary course of business), including letters of credit, guarantees and material security agreements;

          (D) material licenses and other material Contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

          (E) joint venture, partnership and similar Contracts involving a sharing of profits or expenses;

          (F) Contracts prohibiting or materially restricting the ability of any Retained Company to conduct its business, to engage in any business or operate in any geographical area or to compete with any Person;

          (G) Contracts that are material to the business, operations, results of operations, condition (financial or otherwise), assets or properties of any of the Retained Companies.

          (ii) All Material Contracts are legal, valid, binding, in full force and effect and enforceable against each party thereto, except to the extent that any failure to be enforceable, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect. Except as set forth in Schedule 3.01(n), there does not exist under any Material Contract any violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder, on the part of any of the Retained Companies or, to the knowledge of the Company, any other Person, other than such violations, breaches or events of default as would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole. Except as set forth in Schedule 3.01(n), the enforceability of all Material Contracts will not be affected in any manner by the execution, delivery or performance of this Agreement, and no Material Contract contains any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement and the other Reorganization Agreements.

          (o) Taxes. (i) Except as set forth on Schedule 3.01(o), (A) all Tax Returns required to be filed by or on behalf of each of the Company and the Retained Subsidiaries have been filed except to the extent that a failure to file, individually or in the aggregate, would not have a material adverse effect on the Retained Companies, taken as a whole; (B) all such Tax Returns filed are complete and accurate in all respects, other than any incompleteness or any inaccuracy that would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies taken as a whole, and all Taxes shown to be due on such Tax Returns have been paid; (C) none of the Company and the Retained Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return; (D) no written claim (other than a claim that has been finally settled) has been made by a taxing authority that any of the Retained Companies is subject to an obligation to file Tax Returns or to pay or collect Taxes imposed by any jurisdiction in which such Retained Company does not file Tax Returns or pay or collect Taxes; (E) there is no deficiency with respect to any Taxes which would, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies; and (F) all material assessments for Taxes due with respect to completed and settled examinations or concluded litigation have been paid. As used in this Agreement, "Taxes" shall include all Federal, state, local and foreign income, franchise, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including interest and penalties, and additions thereto; and "Tax Returns" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes.

          (ii) Except as set forth in Schedule 3.01(o), (A) there are no liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Retained Companies; and (B) each of the Retained Companies has duly and timely withheld all Taxes required to be withheld in connection with its business and assets, and such withheld Taxes have been either duly and timely paid to the proper governmental authorities or properly set aside in accounts for such purpose, except to the extent that any failure to do so would not have a Material Adverse Effect on the Retained Companies, taken as a whole.

          (iii) Except as set forth in Section 3.01(o) of the disclosure Schedule, (A) none of the Company or the Retained Subsidiaries is a party to or bound by or has any obligation under any Tax allocation, sharing, indemnification or similar agreement or arrangement; and (B) none of the Company or the Retained Subsidiaries is or has been at any time since 1990 a member of any group of companies filing a consolidated, combined or unitary income tax return.

          (iv) Except as set forth in Section 3.01(o) of the Disclosure Schedule, (A) all taxable periods of each of the Company and the Retained Subsidiaries ending before 1994 are closed or no longer subject to audit; (B) none of the Company and the Retained Subsidiaries is currently under audit by any taxing authority; and (C) no waiver of the statute of limitations is in effect with respect to any taxable year of the Company or any of the Retained Subsidiaries.

          (p) Employee Benefit Plans. With respect to each employee benefit plan which is sponsored or maintained by any of the Retained Companies (each an "Employee Benefit Plan"): (i) if the Employee Benefit Plan is intended to comply with, or qualify under, any foreign or domestic tax law or regulation, it has received approval (to the extent such approval is required under applicable law) from the appropriate governmental authority or agency to the effect that such Employee Benefit Plan is so qualified (excluding any Employee Benefit Plan with respect to which any applicable remedial amendment period has not yet expired) and no event has occurred or condition is known to exist that would reasonably be expected to adversely affect such tax-qualified status; (ii) except as set forth on Schedule 3.01(p) if the Employee Benefit Plan is a defined benefit plan or other plan subject to funding requirements, the present value of the benefit obligations accrued under such Employee Benefit Plan does not exceed the fair market value of the assets of such Employee Benefit Plan as of the date hereof, determined on an accumulated benefit obligation basis by an amount which individually or in the aggregate would have a Material Adverse Effect on any of the Retained Companies; (iii) to the extent that contributions are required to be made to any Employee Benefit Plan, such contributions have been made in a timely manner; (iv) to the Company's knowledge, there are no claims (other than claims for benefits in the normal course), actions or lawsuits asserted, instituted or threatened with respect to any Employee Benefit Plan, which, if adversely determined could, individually or in the aggregate, have a Material Adverse Effect on any of the Retained Companies; (v) except as otherwise set forth in Schedule 3.01(p), if the Employee Benefit Plan is maintained by the Retained Companies, there is no material unfunded liability with respect to retiree or further employee benefits, including but not limited to, retiree medical and life insurance benefits, and severance payments (vi) to the Company's knowledge, there are no claims, actions, or lawsuits asserted, instituted or threatened by any current employees, former employees or retirees against the Retained Companies, which, if adversely determined could, individually or in the aggregate, have a Material Adverse Effect on any of the Retained Companies; and (vii) each Employee Benefit Plan has been maintained and administered in compliance in all material respects with its terms and all applicable laws of the jurisdiction to which such plan is subject.

          Except as disclosed in the Filed Company SEC Documents or as set forth in Schedule 3.01(p), neither the execution and delivery of this Investment Agreement or the Distribution Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment to be made by Purchaser or the Retained Companies (including without limitation, severance, termination or other similar payment) becoming due to any employee under any Employee Benefit Plan or otherwise or (ii) increase any benefits otherwise payable under any Employee Benefit Plan.

          (q) Environmental Matters. Except as disclosed in the Filed Company SEC Documents and except for such matters that, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole, (i) the Retained Companies are in compliance with all applicable Environmental Laws (as defined below), (ii) the Retained Companies have all Permits required under Environmental Laws for the operation of the Retained Business as presently conducted ("Environmental Permits") and (iii) to the Company's knowledge, as of the date hereof none of the Retained Companies has received any written notices from any Governmental Entity that remain outstanding and assert that any of the Retained Companies may be in violation of, or liable under, any Environmental Law.

          For purposes of this Agreement, "Environmental Law" means any Federal, state, local or foreign law, statute, regulation or decree relating to (x) the protection of the environment or (y) the use, storage, treatment, generation, transportation, processing, handling, release or disposal of Hazardous Substances, in each case as in effect on the date hereof. "Hazardous Substance" means any waste, substance, material, pollutant or contaminant presently listed, defined, designated or classified as hazardous, toxic or radioactive, or otherwise regulated, under any Environmental Law.

          (r) Rights Agreement; Charter and By-laws; Nevada Law. The Company has taken or will take all action reasonably necessary to ensure that (i) neither (x) the execution of this Agreement and the other Reorganization Agreements nor (y) consummation of the transactions contemplated hereby or thereby will result in the occurrence of a Distribution Date (as defined in the Rights Agreement) or enable or require the Rights (as defined in the Rights Agreement) to be exercised, (ii) neither the Purchaser nor any of its Affiliates is an Acquiring Person (as defined in the Rights Agreement), (iii) the transactions contemplated hereby do not violate the Company Charter or Company By-laws, and (iv) Sections 78.378 to 78.3793 or any other provision of the Nevada General Corporate Law (the "NGCL") do not limit the ability of Purchaser to exercise voting rights with respect to the Shares, Warrants, shares issuable upon exercise of Warrants and any other Equity Securities acquired by Purchaser not in violation of this Agreement and the limitations of Sections 78.411 to 78.444 or any other provision of the NGCL will not apply as a result of the transactions contemplated in this Agreement.

          (s) Status of Shares. Assuming the Company Stockholder Approval has been obtained, the Shares being issued at the Closing will have been duly authorized by all necessary corporate action on the part of the Company, and such Shares will have been validly issued and, assuming payment therefor has been made, will be validly issued, fully paid and nonassessable, and the issuance of such Shares will not be subject to preemptive rights of any other Stockholder of the Company. Assuming the Company Stockholder Approval has been obtained, the Warrant Shares will have been duly authorized by all necessary corporate action on the part of the Company, and such shares of Common Stock have been validly reserved for issuance, and, assuming payment therefor has been made, will be upon issuance upon exercise of the Warrants will be validly issued and outstanding, fully paid and nonassessable.

          (t) Intellectual Property. Schedule 3.01(t) sets forth a list of all Intellectual Property that is owned by any of the Retained Companies (the "Owned Intellectual Property") and is material to the Company. The Owned Intellectual Property constitutes all of the Intellectual Property used or held for use in connection with, necessary for the conduct of, or otherwise material to its business, except for Intellectual Property subject to the written or oral licenses, agreements or arrangements set forth in Schedule 3.01(t) pursuant to which (i) the use of Intellectual Property by any Retained Company is permitted by any Person or (ii) the use by any Person of Intellectual Property is permitted by any Retained Company (together with any licenses, agreements and arrangements that are not material, the "Intellectual Property Licenses" and, together with the Owned Intellectual Property, the "Company Intellectual Property"). The Owned Intellectual Property is owned free from any Liens (other than Permitted Liens). Except as set forth in
     Schedule 3.01(t), all Intellectual Property Licenses are in full force and effect in accordance with their terms, and are free and clear of any Liens (other than Permitted Liens). The Company has delivered to Purchaser complete and correct copies of all material written Intellectual Property Licenses (including amendments, supplements, waivers and other modifications). Except as set forth in Schedule 3.01(t), all royalties, license fees, charges and other amounts payable by, on behalf of, to or for the account of any of the Retained Companies in respect of any Intellectual Property are reflected in the Retained Business Financial Statements. Except as set forth in Schedule 3.01(t), immediately after the Closing, the Retained Companies will own or have the right to use all the Company Intellectual Property, in each case free from Liens (except for Permitted Liens incurred in the ordinary course of business) and on the same terms and conditions as in effect prior to the Closing, except with respect to the license to use the ITT name and the ITT mark. Except as set forth in Schedule 3.01(t), the conduct of the Retained Business does not infringe or conflict with the rights of any third party in respect of any Intellectual Property. Except as set forth in Schedule 3.01(t), to the knowledge of the Company, none of the Company Intellectual Property is being infringed by any third party. Except as set forth in Schedule 3.01(t), there is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the knowledge of the Company, threatened, that challenges the rights of any of the Retained Companies in respect of any Company Intellectual Property, or that claims that any default exists under any Intellectual Property License. Except as set forth in Schedule 3.01(t), none of the Company

     Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator, or other Governmental Entity adverse to the Company. Except as set forth in Schedule 3.01(t), the Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the appropriate filing offices, domestic or foreign, to the extent necessary or desirable to ensure usual and customary protection for intellectual property in the relevant jurisdiction under any applicable law, and the same remain in full force and effect. The Retained Companies have taken all necessary actions to ensure usual and customary protection for intellectual property in the relevant jurisdiction of the Company Intellectual Property (including maintaining the secrecy of all confidential Intellectual Property) under any applicable law.

          (u) Guarantees. Except as set forth on Schedule 3.01(u), none of the obligations or liabilities of the Retained Business is guaranteed by or subject to a contingent obligation of any other Person. Except as set forth in Schedule 3.01(u), neither the Company nor any of its Subsidiaries (other than the Retained Subsidiaries) has guaranteed or become subject to a contingent obligation (except as may arise as a matter of law or as contemplated by this Agreement or the Reorganization Agreements) in respect of the obligations of any of the Retained Companies.

          (v) Brokers or Finders. No agent, broker, investment banker or other firm or Person, including any of the foregoing that is an Affiliate of the Company is or will be entitled to any broker's or finder's fee or any other commission or similar fee following the Closing Date from the Company in connection with any of the transactions contemplated by this Agreement.

          (w) Disclosure. To the knowledge of the Company, no representation or warranty by the Company contained in this Agreement or in any certificate to be furnished by or on behalf of the Company pursuant hereto, taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading with respect to the Retained Business or the transactions contemplated by this Agreement. The Company does not know of any fact (other than matters of a general economic or political nature that do not affect the business of the Retained Companies uniquely) that could reasonably be expected to have or result in a Material Adverse Effect on the Retained Companies, taken as a whole.

          SECTION 3.02. Representations and Warranties of Purchaser. Purchaser represents and warrants as of the date hereof as follows:

          (a) Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite power and authority to own, lease and operate its properties and to conduct its business as now being conducted.

          (b) Authority. Purchaser has the requisite limited liability company power and authority to execute, deliver and perform each Reorganization Agreement to which it is a party and to consummate the transactions contemplated hereby. All necessary action required to have been taken by or on behalf of Purchaser by applicable law, its limited liability company agreement or otherwise to authorize the approval, execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized, and no other proceedings on its part are or will be necessary to authorize this Agreement or for it to consummate the transactions so contemplated. This Agreement is a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with the terms hereof, assuming that this Agreement is a valid and binding agreement of the Company.

          (c) Conflicting Agreements and Other Matters. Neither the execution and delivery of this Agreement nor the performance by Purchaser of its obligations hereunder will conflict with, result in a breach of the terms, conditions or provisions of, constitute a default under, result in the creation of any mortgage, security interest, encumbrance, lien or charge of any kind upon any of the properties or assets of Purchaser pursuant to, or require any consent, approval or other action by or any notice to or filing with any court or administrative or governmental body pursuant to, the organizational documents or agreements of Purchaser or any agreement, instrument, order, judgment, decree, statute, law, rule or regulation by which Purchaser is bound, except for filings after the Closing under Section 13(d) of the Exchange Act and filings under the HSR Act.

          (d) Acquisition for Investment; Sufficiency and Source of Funds. Purchaser is acquiring the Shares and Warrants being purchased by it for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and Purchaser has no present intention or plan to effect any distribution of shares of Common Stock, Warrants or Warrant Shares; provided that the disposition of such Purchaser's property shall at all times be and remain within its control and subject to the provisions of this Agreement and the Registration Rights Agreement. Purchaser has delivered to the Company a complete and correct copy of a commitment letter from the Fund for $225 million of common equity financing. The Fund constitutes a "venture capital operating company" within the meaning of Section 2510.3-101(d) of the regulations promulgated under ERISA and the transactions contemplated by this Agreement shall not adversely affect such status.

          (e) Ownership of Securities. At the date hereof Purchaser does not Beneficially Own, directly or, to the knowledge of Purchaser, indirectly (or have any option or other right to acquire), any securities of the Company other than the Shares and Warrants being purchased by it hereunder.

          (f) Brokers or Finders. No agent, broker, investment banker or other firm or Person, including any of the foregoing that is an Affiliate of Purchaser, is or will be entitled to any broker's or finder's fee or any other commission or similar fee from Purchaser in connection with any of the transactions contemplated by this Agreement.

          (g) Future Acquisitions. Purchaser has no present plan or intention to acquire, directly or indirectly, 50% or more of the Total Voting Power or 50% or more of the total Fair Market Value of all shares of outstanding capital stock of the Company.

                              ARTICLE IV

                         Corporate Governance

          SECTION 4.01. Composition of the Board of Directors. Subject to this Article IV, the fundamental policies and strategic direction of the Company shall be determined by its Board of Directors as provided in this Article IV. The composition of the Board of Directors and manner of selecting members thereof shall be as follows:

          (a) At and after the Closing, the Board of Directors shall be comprised of 11 Directors consisting of six designees of the Company (no more than one of whom may be an employee of the Retained Company and its Subsidiaries) (the "Non-Investor Directors") and five designees of Purchaser (no more than three of whom may be employees of Purchaser or CD&R (the "Investor Directors").

          (b) Immediately following the Closing on the Closing Date, the Company shall elect to its Board of Directors the five individuals notified prior to the Closing by Purchaser to the Company (unless any such individual is unable or unwilling to serve, in which event the Company shall elect a substitute individual designated by Purchaser prior to the Closing), each of whom is designated as an Investor Director by Purchaser.

          (c) Except as otherwise provided herein, at all times from and after the Closing, the Directors shall be nominated as follows (it being understood that such nomination shall include any nomination of any incumbent Director for reelection to the Board of Directors):

          (i) Purchaser's designees on the corporate governance committee of the Board of Directors (the "Corporate Governance Committee") shall nominate a number of Investor Directors as follows:

               (1) so long as Purchaser's Percentage Interest equals or exceeds 35%, Purchaser's designees have the right to nominate 5 directors;

               (2) if Purchaser's Percentage Interest is less than 35% but equals or exceeds 25%, then Purchaser's designees have the right to nominate 4 directors;

               (3) if Purchaser's Percentage Interest is less than 25% but equals or exceeds 10%, then Purchaser's designees have the right to nominate 3 directors;

               (4) if Purchaser's Percentage Interest is less than 10% but equals or exceeds 5%, then Purchaser's designees have the right to nominate 2 directors; and

          (ii) the Company's designees on the Corporate Governance Committee shall nominate the remaining Directors, each of whom shall be a "Non-Investor" Director.

          (d) The entire Board of Directors (excluding any director who is an employee of the Company or its Affiliates or of Purchaser or CD&R) shall approve or disapprove the individuals nominated by the respective designees on the Corporate Governance Committee.

          (e) Purchaser's designee on the Corporate Governance Committee (or if none remain in office, the remaining Investor Directors) shall have the right to designate any replacement for an Investor Director upon the death, resignation, retirement, disqualification or removal from office of such Director. The Company's designees on the Corporate Governance Committee shall have the right to designate any replacement for a Non-Investor Director upon the death, resignation, retirement, disqualification or removal from office of such Director. The entire Board of Directors (excluding any director who is an employee of the Company or its Affiliates or Purchaser or CD&R) shall approve or disapprove the individuals so nominated.

          (f) Without limiting the generality of Section 4.01(c), in the event that at any time after the Closing the number of Investor Directors on the Board of Directors differs from the number that Purchaser has the right (and wishes) to designate pursuant to this
Section 4.01, (i) if the number of Investor Directors exceeds such number, Purchaser shall promptly take all appropriate action to cause to resign that number of Investor Directors as is required to make the remaining number of such Investor Directors conform to this Section
4.01 or (ii) if the number of Investor Directors otherwise is less than such number, the Company shall take all necessary action to create sufficient vacancies on the Board of Directors of the Company to permit Purchaser to designate the full number of Investor Directors which it is entitled (and wishes) to designate pursuant to this 30 Section 4.01 (such action to include expanding the size of the Board of Directors (provided that the size of the Board of Directors shall not be other than 11 members at any time), seeking the resignation or removal of Directors or, at the request of Purchaser, calling a special meeting of the stockholders of the Company for the purpose of removing Directors to create such vacancies to the extent permitted by applicable law). Upon the creation of any vacancy pursuant to the preceding sentence Purchaser's designees on the Corporate Governance Committee shall designate the person to fill such vacancy in accordance with this Section 4.01 and the Board of Directors shall elect such person so designated.

          (g) Notwithstanding anything herein to the contrary, no individual who is an officer, director, partner or principal stockholder of any competitor of the Company or any of its Subsidiaries shall serve as a Director without the unanimous consent of the Corporate Governance Committee.

          (h) Notwithstanding anything herein to the contrary, Non-Investor Directors shall at all times constitute a majority of the members of the Board of Directors.

          SECTION 4.02. Solicitation and Voting of Shares. (a) The Company shall use its best efforts to solicit from the stockholders of the Company eligible to vote for the election of Directors proxies in favor of the nominees selected in accordance with Section 4.01.

          (b) In any election of Directors or any meeting of the stockholders of the Company called expressly for the removal of Directors, so long as the Board of Directors includes (and will include after any such removal) the number of Investor Directors contemplated by Section 4.01, Purchaser shall be present for purposes of establishing a quorum and shall vote all its shares of Voting Stock
(i) in favor of any nominees for Director selected in accordance with
Section 4.01, (ii) in favor of removal of any Director as contemplated by Section 4.01(f) and (iii) otherwise against the removal of any Director designated in accordance with Section 4.01. In any other matter submitted to a vote of the stockholders of the Company, Purchaser may vote any or all of its shares in its sole discretion.

          (c) Purchaser agrees that it will take all action as a stockholder of the Company or as is otherwise reasonably within its control, as necessary to effect the provisions of this Agreement.

          SECTION 4.03. Supermajority Voting Provisions. Neither the Company nor the Board of Directors shall cause or permit to happen any of the following events without the affirmative vote of two thirds of the Board of Directors:

          (a) any issuance of Equity Securities other than issuances pursuant to employee stock option or incentive compensation plans of Equity Securities in an amount not to exceed 5% of the Common Stock outstanding immediately following the Closing on a fully diluted basis (assuming exercise of the Warrant and the Rollover Options);

          (b) (i) any merger, consolidation or other business combination involving the Company or any decision whether to approve a tender offer involving the Company's Equity Securities,
     (ii) any sale, lease, transfer or other disposition in one transaction or a series of transactions of all or substantially all the assets of the Company, (iii) any major recapitalization or similar transaction or series of transactions involving the Company or (iv) any dissolution or complete or partial liquidation of the Company; provided, however, that the foregoing shall not prevent the Company from undertaking any transaction in the ordinary course of business; or

          (c) any amendment or modification of the Company Charter or the Company By-laws that is inconsistent with the provisions of this Agreement and the rights afforded to Purchaser hereunder.

          SECTION 4.04. Committees. The Board of Directors shall have the following committees: an Executive Committee, a Corporate Governance Committee, an Audit Committee and a Compensation Committee. Subject to any law or stock exchange rule prohibiting committee membership by Affiliates of the Company, (i) each of the Executive Committee, the Audit Committee and the Compensation Committee shall have four members, of whom, in each case, two members shall be Investor Directors and two shall be Non-Investor Directors and (ii) the Chairperson of each of the Executive Committee and the Compensation Committee shall be an Investor Director and the Chairperson of the Audit

Committee shall be a Non-Investor Director. If the members of any of the Executive Committee, the Audit Committee or the Compensation Committee become deadlocked over any action or decision, such action or decision shall be decided by the full Board of Directors. The Corporate Governance Committee shall have five members, of whom three shall be Non-Investor Directors and two shall be Investor Directors, and the Chairperson shall be a Non-Investor Director.

          SECTION 4.05. Enforcement of this Agreement. A majority of the Non-Investor Directors shall have full and complete authority on behalf of the Company to enforce the terms of this Agreement.

          SECTION 4.06. Certificate of Incorporation and By-laws. In connection with the Company Meeting, the Company shall propose that the stockholders of the Company approve such amendments to the Company Charter as are set forth in Exhibit 3 (the "Proposed Charter Amendments"), and the Board of Directors of the Company shall recommend that the stockholders of the Company approve the Proposed Charter Amendments. The Company and Purchaser shall take or cause to be taken all lawful action necessary to ensure at all times as of and following the Closing Date that the Company Charter and Company By-laws are not inconsistent with the provisions of this Agreement or the transactions contemplated hereby.

          SECTION 4.07. Termination of Article IV. This Article IV shall terminate and be of no further force or effect on the earlier to occur of (a) the fifth anniversary of the Closing and (b) the date on which the percentage of the Total Voting Power represented by the aggregate voting power of all Voting Securities then owned by Purchaser (other than any Voting Securities acquired in violation of this Agreement) is greater than 50%.


                               ARTICLE V

                   Equity Purchases from the Company

          SECTION 5.01. Subscription Rights. So long as Purchaser has the right to designate any Investor Directors pursuant to Section 4.01, if the Board of Directors shall authorize the issuance of New Securities for cash (other than any New Securities issued (i) to officers, employees or directors of the Company or any of its Subsidiaries pursuant to any employee stock offering, plan or arrangement currently in effect or approved by a majority of the Investor Directors, (ii) in connection with any acquisition transaction, (iii) in any public offering registered under the Securities Act or in any financing transaction in which sales or resales are effected through Rule 144A or Regulation S under the Securities Act or any successor or comparable provisions thereto and (iv) to Purchaser or its Affiliates (other than the Company and its Subsidiaries)), then, prior to each such issuance of New Securities, the Company shall offer to Purchaser a Pro Rata Share of such New Securities. Any offer of New Securities made to Purchaser under this Section 5.01 shall be made by notice in writing (the "Subscription Notice") at least 10 Business Days prior to the date on which the meeting of the Board of Directors is held to authorize the issuance of such New Securities. The Subscription Notice shall set forth (i) the number of New Securities proposed to be issued to Persons other than Purchaser and the terms of such New Securities,
(ii) the consideration (or manner of determining the consideration), if any, for which such New Securities are proposed to be issued and the terms of payment, (iii) the number of New Securities offered to Purchaser in compliance with the provisions of this Section 5.01 and
(iv) the proposed date of issuance of such New Securities. Not later than 20 Business Days after its receipt of a Subscription Notice, Purchaser shall notify the Company in writing whether it elects to purchase all or any portion of the New Securities offered to Purchaser pursuant to the Subscription Notice. If Purchaser shall elect to purchase any such New Securities, the New Securities which it shall have elected to purchase shall be issued and sold to Purchaser by the Company at the same time and on the same terms and conditions as the New Securities are issued and sold to third parties. If, for any reason, the issuance of New Securities to third parties is not consummated, Purchaser's right to its Pro Rata Share of such issuance shall lapse, subject to Purchaser's ongoing subscription right with respect to issuances of New Securities at later dates or times.

          SECTION 5.02. Issuance and Delivery of New Securities and Voting Stock. The Company represents and covenants to Purchaser that
(i) upon issuance, all the shares of New Securities sold to Purchaser pursuant to this Article V shall be duly authorized, validly issued, fully paid and nonassessable and will be approved (if outstanding securities of the Company of the same type are at the time already approved) for listing on the New York Stock Exchange or for quotation or listing on the principal trading market for the securities of the Company at the time of issuance, (ii) upon delivery of such shares, they shall be free and clear of all claims, Liens, encumbrances, security interests and charges of any nature and shall not be subject to any preemptive right of any stockholder of the Company and (iii) in connection with any such issuance, the Company shall take such actions as are specified in Section 3.01(r) with respect to such shares. If at the time of issuance of any shares of Common Stock pursuant to this Article V, the Company shall not have redeemed the Rights, then each share of Common Stock issued pursuant hereto shall have attached to it Rights or new rights with terms substantially the same as, and at least as favorable to Purchaser as, are provided under the Rights. Each share issued or delivered by the Company hereunder shall bear the legend set forth in Section 13.11.

          SECTION 5.03. Limitation on Repurchase of Shares. During the Relevant Period the Company shall not purchase any outstanding Common Stock. During the three-year period beginning on the day after the Relevant Period, the Company shall not purchase any outstanding Common Stock unless the Company delivers to the Tax Administrator an opinion of nationally recognized tax counsel, which opinion is reasonably satisfactory in form and substance to the Tax Administrator, to the effect that such purchase will not cause the ESI Distribution and/or the Newco Distribution to result in the recognition of gain to the Company, ESI or Newco by virtue of the ESI Distribution and/or Newco Distribution failing to qualify under Section 355 of the Code by reason of Section 355(e) (as ultimately enacted) or otherwise.

                              ARTICLE VI

       Limitations on Purchases of Additional Equity Securities


          SECTION 6.01. Purchases of Equity Securities. (a) Except as expressly permitted by Section 6.01(c) or 6.01(d), during the five-year period beginning on the date of this Agreement, none of the Purchaser Related Parties (other than the Company) shall (i) acquire any Securities (including by exercise of the Warrants) or otherwise increase, or take any action that would reasonably be expected to cause, or shall omit to take any action reasonably available to it, if such omission would reasonably be expected to cause, Purchaser's Percentage Interest to be increased or (ii) solicit the acquisition of Securities, warrants, options or conversion rights with respect to Securities, provided that the provision by the Fund to its limited partners of customary reports and information, and customary communications with such limited partners on behalf of the Fund, with respect to the Fund's investment in the Company, that in either case do not recommend any such acquisition, shall not be treated as a solicitation by Purchaser or its Affiliates within the meaning of this clause (ii), if any such action, omission or solicitation would reasonably be expected to result in the ESI Distribution and/or Newco Distribution resulting in the recognition of gain to any of the Company, ESI and Newco by virtue of the ESI Distribution and/or Newco Distribution failing to qualify under Section 355 of the Code by reason of Section 355(e) (as ultimately enacted) or otherwise.

          (b) Except as expressly permitted by Section 6.01(c) or 6.01(d), during the five-year period beginning on the date of this Agreement, none of the Purchaser Related Parties shall exercise any warrants (including the Warrants), options or conversion rights with respect to Securities to the extent that such exercise might result in the ESI Distribution and/or Newco Distribution resulting in the recognition of gain to any of the Company, ESI and Newco by virtue of the ESI Distribution and/or Newco Distribution failing to qualify under Section 355 of the Code by reason of Section 355(e) (as ultimately enacted) or otherwise.

          (c) From and after the second anniversary of the later of the Newco Distribution Time and the ESI Distribution Time, Purchaser may, directly or indirectly, purchase or otherwise acquire Equity Securities or options to acquire (through purchase, exchange, conversion or otherwise) any Equity Securities pursuant to a Buyout Transaction, provided that a majority of the Non-Investor Directors shall have approved such transaction; it being understood that Purchaser has no present intention to purchase or acquire any additional Equity Securities as permitted under this Section 6.01(b) and provided further, however that prior to any such Buyout Transaction, Purchaser delivers to the Company and the Tax Administrator an opinion of nationally recognized tax counsel, which opinion is reasonably satisfactory in form and substance to both the Company and the Tax Administrator, to the effect that such Buyout Transaction will not cause the ESI Distribution and/or Newco Distribution to result in the recognition of gain to the Company, ESI or Newco by virtue of the ESI Distribution and/or Newco Distribution failing to qualify under Section 355 of the Code by reason of Section 355(e) (as ultimately enacted) or otherwise.

          (d) Nothing herein shall prevent Purchaser from purchasing the Securities pursuant to the terms of this Agreement (including through exercise of the Warrant pursuant to its terms), and none of the Purchaser Related Parties shall be treated as having breached any covenant in this Agreement solely as a result of such purchase (or exercise), except to the extent that (i) such purchase (or exercise) would result in the breach of a covenant set forth in this Agreement and (ii) such breach would result on account of a change in law (or issuance of administrative guidance) occurring after the date hereof, assuming for this purpose that Section 355(e) of the Code in its proposed form as of the date hereof (H.R. 2014, as approved by the Senate on June 27, 1997 and by the House of Representatives on June 26, 1997) is current law.

          (e) This Article VI shall terminate and be of no further force or effect on the earlier to occur of (i) the fifth anniversary of the Closing and (ii) the date on which the percentage of the Total Voting Power represented by the aggregate voting power of all Voting Securities then owned by Purchaser (other than any Voting Securities acquired in violation of this Agreement) is greater than 50%.

          SECTION 6.02. Additional Limitations. Other than in connection with a Buyout Transaction (provided, however, that in the case of a Buyout Transaction initiated by Purchaser, such Buyout Transaction is permitted under Section 6.01(b)) or as specifically approved by a majority of the Non-Investor Directors, Purchaser shall not, and shall not permit its Affiliates to:

          (i) contrary to the Board of Directors, make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the SEC) or seek to advise, encourage or influence any person or entity with respect to the voting of any shares of capital stock of the Company, initiate, propose or otherwise solicit stockholders of the Company for the approval of one or more stockholder proposals or induce or attempt to induce any other individual, firm, corporation, partnership or other entity to initiate any stockholder proposal;

          (ii) deposit any Voting Securities into a voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of such securities or form, join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any other Person, for the purpose of acquiring, holding, voting or disposing of Voting Securities, or otherwise become a "person" within the meaning of Section 13(d)(3) of the Exchange Act;

          (iii) seek to control the Board of Directors of the Company; provided, however, that actions taken by representatives of such Purchaser solely by exercise of such Purchaser's right to vote Voting Securities held by such Purchaser in accordance with the provisions of this Agreement shall not violate this provision; or

          (iv) make a public request to the Company (or its directors, officers, stockholders, employees or agents) to amend or waive any provisions of this Agreement including, without limitation, any public request to permit Purchaser or any other Person to take any action in respect of the matters referred to in this
     Section 6.02.


                              ARTICLE VII

                       Transfer of Common Stock

          SECTION 7.01. Transfer of Common Stock. (a) Other than as specifically approved by a majority of the Non-Investor Directors prior to the fifth anniversary of the Closing, Purchaser will not, directly or indirectly, sell, transfer or otherwise dispose of any shares of Common Stock except (i) pursuant to a registered underwritten public offering intended to achieve a broad distribution in accordance with the Registration Rights Agreement, (ii) in accordance with the volume and manner-of-sale limitations of Rule 144 promulgated under the Securities Act (regardless of whether such limitations are applicable), (iii) in a transaction exempt from the registration requirements of the Securities Act to any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of Persons, if, prior to and after giving effect to such sale, such Person or group of Persons (A) does not or would not to Purchaser's knowledge after due inquiry, Beneficially Own (provided that for purposes of this Section 7.01(a) a Person shall be deemed to Beneficially Own all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) 3% or more of the then outstanding shares of Common Stock or (B) is an investment company registered under the Investment Company Act of 1940, as amended, or (iv) in connection with a Buyout Transaction. Purported transfers of shares of Common Stock that are not in compliance with this Article VII shall be of no force or effect.

          (b) This Article VII shall terminate and be of no further force or effect on the earlier to occur of (i) the fifth anniversary of the Closing and (ii) the date on which the percentage of the Total Voting Power represented by the aggregate voting power of all Voting Securities then owned by Purchaser (other than any Voting Securities acquired in violation of this Agreement) is greater than 50%.


                             ARTICLE VIII

                  Covenants and Additional Agreements

          SECTION 8.01. Covenants of the Company. During the period from the date of this Agreement and continuing until the Closing, the Company agrees as to itself and the Retained Subsidiaries that, except as set forth in Schedule 8.01, or to the extent that Purchaser otherwise consents in writing:

          (a) Ordinary Course. The Retained Business will be conducted in the ordinary course in substantially the same manner as presently conducted and the Company will use commercially reasonable efforts to keep available the services of the current officers and key employees engaged primarily in the Retained Business and to preserve the relationships with key customers, suppliers and others having business dealings with the Retained Business, except as contemplated or permitted by the Distribution Agreements or as set forth in Schedule 8.01.

          (b) No Acquisitions. The Company will not, nor will it permit any of the Retained Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets (other than inventory) in any such case, that would be material to the Retained Business.

          (c) No Dispositions. The Company will not, nor will it permit any of the Retained Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of the Assets of the Retained Business other than in the ordinary course of business or pursuant to existing contractual obligations for the sale or other disposition of obsolete equipment.

          (d) Other Transactions. The Company will not, nor will it permit any of the Retained Subsidiaries to, do any of the following:

               (i) Amend its Certificate of Incorporation Articles of Association, By-laws or other organizational documents;

               (ii) declare or pay any non-cash dividend or make any non-cash distribution with respect to the Assets;

               (iii) redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto;

               (iv) incur any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business consistent with past practice;

               (v) permit, allow or suffer any of the Directories
          Assets to be subject to any Lien other than Permitted Liens;

               (vi) cancel any material indebtedness (individually or in the aggregate) relating to the Retained Business or waive any claims or rights of substantial value relating to the Retained Business;

               (vii) pay, loan or advance any amount to, or sell transfer or lease any of its assets relating to the Retained Business, or enter into any agreement or arrangement relating to the Retained Business with Newco or ESI or any of their respective Affiliates other than intercompany transactions in the ordinary course of business consistent with past practice of the Company and its Affiliates;

               (viii) make any change in any method of accounting or accounting practice or policy, except as may be required by GAAP;

               (ix) modify, amend, terminate or permit the lapse of any material lease of real property used in connection with the Retained Business (except modifications or amendments associated with renewals of leases in the ordinary course of business consistent with past practice of the Retained Companies with respect to which Purchaser shall have the right to participate and to approve);

               (x) enter into any Contract concerning telephone directories publishing, Contract for subscriber data or other material Contract with a telephone company;

               (xi) enter into any agreement or take any action in violation of the terms of this Agreement or any of the Reorganization Agreements;

               (xii) settle any material tax audit, make or change any material tax election with respect to any of the Retained Subsidiaries (other than in connection with the Pre-Distribution Restructuring) without the consent of Purchaser

          (which consent shall not unreasonably withheld or delayed);
          or


               (xiii) agree, whether in writing or otherwise, to do any of the foregoing.


          (e) Employee Benefits. Except as set forth in Schedule 8.01(e) or except in the ordinary course of business and as consistent with past practice (which shall include normal periodic performance reviews and related benefit increases) or pursuant to the existing terms of any collective bargaining agreement, the Company will not, nor will it permit any of the Retained Subsidiaries to (i) increase in any manner the compensation of any of the officers or other employees of the Retained Companies; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing plan, agreement or arrangement to any such officer or employee, whether past or present; (iii) enter into, or negotiate, any collective bargaining agreement with respect to employees of the Retained Companies except as required by law, in which case the Company or such Retained Subsidiary shall first notify Purchaser; or (iv) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, equity purchase (or other equity based plan), stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, policy, program, understanding, agreement or arrangement, or to any employment agreement or consulting agreement (arising out of prior employment), regardless of the applicable funding arrangements, with or for the benefit of any officer or employee of the Retained Companies, or amend any of such plan or any of such agreements in existence on the date hereof in any manner which would have a Material Adverse Effect on any of the Retained Companies, it being understood that the Retained Companies may establish new employee benefit plans as necessary to replace any plans assumed by Newco pursuant to the Newco Distribution.

          Purchaser agrees that it shall not seek, nor be entitled to receive, relief from the Company or Newco for any breach of the covenants set forth in Section 8.01(d) after the Closing Date other than any breach of the covenants set forth in Sections 8.01(d)(ii), (iv),

     (vii), (x), (xi) and, with respect to the foregoing, (xiii).


          SECTION 8.02. Directories Transaction Proposal. (a) Subject to Section 8.02(d), the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, (i) solicit or initiate, or encourage the submission of, any Directories Transaction Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Directories Transaction Proposal; provided, however, that prior to the Company Meeting, in response to an unsolicited written bona fide Directories Transaction Proposal that in the good faith opinion of the Board of Directors of the Company could reasonably be expected to result in a Superior Directories Proposal (as defined below), the Company may, subject to compliance with Section 8.02(c), (A) furnish information with respect to the Company to such Person making such proposal pursuant to a customary confidentiality agreement with such Person and
(B) participate in negotiations regarding such Directories Transaction Proposal. For purposes of this Agreement, "Directories Transaction Proposal" means any inquiry, proposal or offer conditional upon the occurrence of the Distributions (each, a "proposal") from any person relating to any purchase or other acquisition from the Company of a substantial amount of assets of the Retained Companies or purchase or other acquisition of any equity interest in the Retained Companies, or any tender offer or exchange offer, that if consummated would result in any person beneficially owning 5% or more of the Total Voting Power following the Distributions other than the transactions contemplated by this Agreement, provided that an Alternative Company Proposal shall not constitute a Directories Transaction Proposal. Immediately after the execution and delivery of this Agreement, the Company will, and will cause its Subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible

Directories Transaction Proposal and shall notify each party that it, or any officer, director, investment advisor, financial advisor, attorney or other representative retained by it, has had discussions with during the 30 days prior to the date of this Agreement that the Board of Directors of the Company no longer seeks the making of any Directories Transaction Proposal. The Company represents to Purchaser that as of the date hereof the Company is not currently engaged in discussions with any parties regarding an Alternative Company Proposal.

          (b) Except as set forth in this Section 8.02(b) or as permitted by Section 8.02(d), neither the Board of Directors of the Company nor any committee thereof shall (A) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the transactions contemplated hereby,
(B) approve or recommend, or propose to approve or recommend, any Directories Transaction Proposal (C) cause or permit the Company or any of its Subsidiaries to enter into any agreement with respect to any Directories Transaction Proposal or (D) terminate this Agreement in response to a Directories Transaction Proposal. Notwithstanding the foregoing, if prior to the Company Meeting the Company has received a Directories Transaction Proposal that the Board considers in good faith is a Superior Directories Proposal, then the Board of Directors of the Company may (subject to the terms of this sentence and compliance with the following sentence) (i) withdraw or modify its recommendation of this Agreement, or the transactions contemplated hereby, (ii) approve or recommend such Superior Directories Proposal,
(iii) cause the Company to enter into an agreement with respect to a Superior Directories Proposal and (iv) terminate this Agreement, in each case (as contemplated by Section 8.02(c)) no earlier than 5 Business Days following Purchaser's receipt of a written notice from the Company advising Purchaser that the Board of Directors of the Company has received a Superior Directories Proposal, specifying the material terms and conditions of such Superior Directories Proposal and identifying the person making such Superior Directories Proposal; provided, however, that neither the Company nor its Board of Directors shall take any of the actions specified in such clauses (i), (ii) or
(iii) unless the Company shall have furnished Purchaser with written notice (a "Section 8.02(b) Notice") on a date prior to the date any such actions are proposed to be taken specifying such actions to be taken. In addition, if the Company or the Board of Directors of the Company proposes to take any of the actions permitted by the preceding sentence with respect to any Directories Transaction Proposal, then the Company shall, prior to the taking of any such action, pay, or cause to be paid, to Purchaser's Expenses and the Termination Fee (each as defined in Section 12.09). The term "Superior Directories Proposal" shall mean any bona fide written Directories Transaction Proposal that has the following characteristics: (1) it is a proposal conditional upon the occurrence of the Distributions to acquire, directly or indirectly, following the Distributions for consideration consisting of cash and/or readily marketable securities, (x) shares of Common Stock representing at least 20% of the Total Voting Power following the Distributions, or (y) a substantial amount of the assets of the Retained Subsidiaries and (2) the terms of such proposal in the good faith judgment of the Board of Directors of the Company provide consideration to the Company or the Company's stockholders that is superior to the consideration provided pursuant to this Agreement (after taking into account any modifications to this Agreement proposed by Purchaser in writing).

          (c) The Company shall immediately advise Purchaser orally and in writing of (i) any request for information which may relate to a Directories Transaction Proposal, (ii) any Directories Transaction Proposal, (iii) any inquiry with respect to or that could lead to any Directories Transaction Proposal or (iv) any action taken in accordance with Section 8.02(a)(A) or (B), and in each case the material terms and conditions of such request, Directories Transaction Proposal, inquiry or action and the identity of the Person making any such request, alternative transaction proposal or inquiry or with respect to which such action is taken. The Company will keep Purchaser fully and timely informed of the status and details (including amendments or proposed amendments) of any such request, Directories Transaction Proposal, inquiry or action and any restrictions relating thereto. Notwithstanding the foregoing, if after receiving a Superior Directories Proposal, the Board of Directors of the Company determines in good faith that an auction of all or any portion of the assets of or equity interest in the Retained Business would be in the best interest of the stockholders of the Company, the Board of Directors of the Company may, having established and promulgated reasonable procedures to govern the conduct thereof, conduct such an auction and the foregoing information delivery obligations and the obligation to deliver a Section 8.02(b) Notice shall not apply.

          (d) Notwithstanding any provision of this Agreement to the contrary, if the Board of Directors of the Company determines in good faith, based on consultation with outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company under applicable law, the Company or any of its representatives may, at any time, solicit, initiate or encourage proposals with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of, all or substantially all of the assets or more than 50% of the Voting Securities or any other transaction or series of transactions the consummation of which would preclude consummation of either or both of the Distributions (an "Alternative Company Proposal"), and the Company may, at any time, enter into any written agreement relating to an Alternative Company Proposal, provided that for the avoidance of doubt, a Directories Transaction Proposal shall not constitute "substantially all" of the assets of the Company. Notwithstanding any provision of this Agreement to the contrary, in the event that the Board of Directors of the Company determines in good faith that it is in the best interest of the Company to pursue an Alternative Company Proposal, the Board of Directors of the Company may (x) withdraw or modify its approval or recommendation of this Agreement in favor of an Alternative Company Proposal, (y) approve or recommend an Alternative Company Proposal or (z) terminate this Agreement in order to pursue an Alternative Company Proposal.

          (e) Nothing contained in this Section 8.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the stockholders of the Company if, in the good faith opinion of the Board of Directors of the Company, after consultation with outside legal counsel, failure to so disclose would be inconsistent with its duties under applicable law.

          SECTION 8.03. Modification of Reorganization Documents; Abandonment of Distributions. Notwithstanding anything to the contrary in this Agreement, the Company may in its sole discretion modify each of the Reorganization Agreements relating to the Distributions and, if the Board of Directors of the Company determines in good faith that it is in the best interest of the Company to do so, abandon the Distributions.

          SECTION 8.04. Reorganization Documents and Schedules. The Company shall use reasonable best efforts to cause (i) each of the Reorganization Agreements to be entered into by or among the Company, Newco or ESI, as the case may be, in connection with the Distributions and (ii) each of the Schedules called for in this Agreement (and during such period may unilaterally amend this Agreement to add additional Schedules) to be delivered to Purchaser and its counsel by 7:00 p.m., New York City time, prior to August 22, 1997 (the "Delivery Cut-off Time"). Purchaser shall review such Reorganization Documents and Schedules in good faith. Prior to the applicable Review Cut-off Time (as defined) the Company shall make available to Purchaser and its counsel at their request all documentation related to any item set forth on any Schedule. Purchaser shall complete its review of the Reorganization Documents and the Schedules and notify the Company that such review is complete by 7:00 p.m., New York City time, on September 12, 1997 (the "Review Cut-off Time); provided, however, that if any Reorganization Document or Schedule is delivered after the Delivery Cut-off Time, the Review Cut-off Time for all Reorganization Documents and Schedules shall be extended by the number of days elapsed (which, in any case, shall not be less than one) between the date of the Delivery Cut-off Time and the date of receipt by Purchaser and its counsel of such Reorganization Document or Schedule; and provided further, however, that if Purchaser objects to (i) any term of the Reorganization Agreements as being inconsistent with Purchaser's good faith understanding of the transactions contemplated by this Agreement or (ii) any change or addition to the Schedules made after the date hereof, Purchaser may terminate this Agreement upon written notice to the Company without further liability on the part of Purchaser or the Company other than pursuant to Sections 10.02 and 13.09.

          SECTION 8.05. Company Stockholder Approval; Proxy Statement.
(a) The Company shall call a meeting of its stockholders (the "Company Meeting") for the purpose, among others, of voting upon the issuance of the Shares and the Warrants (and, in each case, the associated Rights) to Purchaser (the "Issuance") and the Charter Amendment Proposals (collectively, the "Company Meeting Proposals").

          (b) The Company will prepare and file with the SEC the Proxy Statement with respect to the Company Meeting and will use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. The Company will notify

Purchaser of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Purchaser and its counsel with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall give Purchaser and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Purchaser and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Purchaser agrees to use its reasonable best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC. After the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. If at any time prior to the Company Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

          (c) Subject to the fiduciary duties of the Board of Directors as advised by counsel, the Company shall use its best efforts to obtain the necessary approvals by its stockholders of the Company Meeting Proposals.

          SECTION 8.06. Debt Repayment. Prior to the Distributions, the Company shall repay all of its currently outstanding indebtedness on a consolidated basis or enter into arrangements satisfactory to Purchaser as will result in the economic equivalent to the Company of having no outstanding indebtedness on the Closing Date other than as referred to in Schedule 9.03(l).

          SECTION 8.07. Retained Companies Financing. In connection with the financings proposed to be undertaken by the Company and the Retained Company as part of the transactions contemplated by the Reorganization Agreements (the "Proposed Financings"), the Company shall (i) permit Purchaser and its counsel to participate in any discussions or negotiations between the Company and any of its representatives, on the one hand, and its prospective lenders and their counsel, on the other, and to comment on draft commitment letters (the "Commitment Letters") and loan and other documentation in respect of any such Proposed

Financings and (ii) provide Purchaser and its counsel copies of all correspondence between the Company and its lenders relating thereto. If, prior to the execution of any Commitment Letters in final form and based on its review of such Commitment Letters, Purchaser determines in the good faith exercise of its reasonable judgment not to proceed with the transactions contemplated by this Agreement, Purchaser may terminate this Agreement upon written notice to the Company.

          SECTION 8.08. Employee Benefits. The Company, through its Board of Directors, shall take any actions that are necessary or desirable with respect to the 1995 ITT Corporation Incentive Stock Plan, to give effect to the transactions contemplated under this Agreement or the Reorganization Agreements to maintain the economic value of the optionees benefits under such plan.

          SECTION 8.09. Access and Information. So long as this Agreement remains in effect, the Company will (and will cause each of the Retained Companies, and each of their respective accountants, counsel, consultants, officers, directors, employees, agents and representatives ("Representatives") of or to any of the Retained Companies, to) give Purchaser and its Representatives, full access during reasonable business hours to all of their respective properties, assets, books, contracts, commitments, reports and records relating to the Retained Companies, and furnish to them all such documents, records and information with respect to the properties, assets and business of the Retained Companies and copies of any work papers relating thereto as Purchaser shall from time to time reasonably request. The Company will keep Purchaser generally informed as to the affairs of the Retained Business.

          SECTION 8.10. Further Actions. (a) Subject to Section 8.03, the Company shall, and shall cause each of the Retained Companies to, use all reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order for each of the Retained Companies to fulfill and perform its obligations in respect of this Agreement and the Reorganization Agreements to which it is a party, or otherwise to consummate and make effective the transactions contemplated hereby and thereby.

          (b) The Company shall (and shall cause each of the Retained Companies to), as promptly as practicable, (i) make, or cause to be made, all filings and submissions

(including but not limited to under the HSR Act and foreign antitrust filings) required under any law applicable to any of the Retained Companies, and give such reasonable undertakings as may be required in connection therewith, and (ii) use all reasonable efforts to obtain or make, or cause to be obtained or made, all Permits necessary to be obtained or made by any of the Retained Companies, in each case in connection with this Agreement or the Reorganization Agreements, the sale and transfer of the Shares pursuant hereto, or the consummation of the other transactions contemplated hereby or thereby.

          (c) The Company shall, and shall cause each of the Retained Companies to, coordinate and cooperate with Purchaser in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Purchaser in connection with the filings and other actions contemplated by this Agreement.

          (d) At all times prior to the Closing Date, the Company shall promptly notify Purchaser in writing of any fact, condition, event or occurrence that could reasonably be expected to result in the failure of any of the conditions contained in Article IX to be satisfied, promptly upon becoming aware of the same.

          SECTION 8.11. Further Assurances. Following the Closing Date, the Company shall, and shall cause each of the Retained Companies to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by Purchaser, to confirm and assure the rights and obligations provided for in this Agreement and the Reorganization Agreements and render effective the consummation of the transactions contemplated hereby and thereby, or otherwise to carry out the intent and purposes of this Agreement.


                              ARTICLE IX

                         Conditions Precedent

          SECTION 9.01. Conditions to Each Party's Obligation. The obligation of the Company and Purchaser to consummate the transactions contemplated to occur at the

Closing shall be subject to the satisfaction prior to the Closing of each of the following conditions, each of which may be waived only if it is legally permissible to do so:

          (a) HSR and Other Approvals. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated, and all other material authorizations, consents, orders or approvals of, or regulations, declarations or filings with, or expirations of applicable waiting periods imposed by, any Governmental Entity (including, without limitation, any foreign antitrust filing) necessary for the consummation of the transactions contemplated hereby, shall have been obtained or filed or shall have occurred.

          (b) No Litigation, Injunctions, or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or any of the Reorganization Agreements shall be in effect.

          (c) Stockholders Vote. The Company Stockholder Approval shall have been obtained.

          (d) NYSE Listing. The Shares shall have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance.

          (e) Consummation of Distributions. The distribution of the businesses of ESI and Newco and their respective Subsidiaries shall have occurred.

          (f) Tax Allocation Agreement. The Tax Allocation Agreement shall contain the following provisions:

               (i) an indemnity from Newco in favor of the Company and the Retained Subsidiaries that covers (A) Taxes arising from the Distributions, other than Taxes for which the Company is responsible pursuant to a provision substantially similar to
          Section 9.01(f)(ii) of this Agreement; (B) Taxes arising from the Pre-Distribution Transactions attributable to periods prior to the Closing, including as a result of the transfer of stock of a Subsidiary of the Company and the liquidation of a Subsidiary of the Company; and (C) pre-closing Taxes of the Company and the Retained Subsidiaries; provided, that the Company shall agree to timely file all notices required to be filed in respect of gain recognition agreements entered into under Section 367 of the Code for pre-Closing taxable years;

               (ii) an indemnity from the Company in favor of Newco with respect to any Taxes that arise from, in connection with, or relating to (A) any breach of any covenant made by Purchaser Related Parties in connection with this Agreement, including but not limited to the covenants contained in
          Section 2.02 of this Agreement; or (B) any breach of Purchaser's obligations under Section 5.03, Article VI or
          Article VII of this Agreement;

               (iii) Notwithstanding Sections 9.01(f)(i) and 9.01(f)(ii) above, the Tax Allocation Agreement shall provide that if any liability for Taxes arises as a result of the ESI Distribution and/or the Newco Distribution failing to qualify under Section 355 of the Code, by reason of Section 355(e) (as ultimately enacted), and such liability for Taxes does not result from (A) a breach by any of the Purchaser Related Parties of any of their covenants or obligations under Section 2.02, Article VI or Article VII of this Agreement or (B) any action by Newco, then any such liability for Taxes shall be shared 10% by the Company and 90% by Newco; and

               (iv) The Tax Allocation Agreement shall contain customary provisions providing for control and participation rights with respect to any administrative and judicial proceedings with respect to Taxes, including the right of the Person primarily responsible for the relevant indemnification obligation thereunder to control any such proceeding, and in the case of an indemnification obligation described in Section 9.01(f)(iii), the right of the Company to participate in such proceeding. Notwithstanding anything to the contrary in the preceding sentence, Company shall not be entitled to assume control of any administrative or judicial proceeding with respect to Taxes unless Company shall have theretofore acknowledged in writing the breach by the relevant Purchaser Related Party of the covenants under this Agreement that resulted in the claim or assertion giving rise to such proceeding.

          SECTION 9.02. Conditions to the Obligation of the Company. The obligation of the Company to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction or waiver thereof prior to the Closing of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Purchaser that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the time of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, on and as of such earlier date) and the Company shall have received a certificate signed by an authorized officer of Purchaser to such effect.

          (b) Opinion of Purchaser's Counsel. The Company shall have received an opinion dated as of the Closing of Debevoise &
     Plimpton, counsel to Purchaser, in form and substance satisfactory to the Company.

          (c) Registration Rights Agreement. Purchaser shall have executed and delivered the Registration Rights Agreement.

          SECTION 9.03. Conditions to the Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction or waiver thereof prior to the Closing of each of the following conditions:

          (a) Representations and Warranties. Except as set forth in
Schedule 8.01, the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the time of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, on and as of such earlier date), and Purchaser shall have received a certificate signed by an authorized officer of the Company to such effect.

          (b) Reorganization Agreements. Each Reorganization Agreement to which the Company is a party shall have been executed without modification from the forms as in existence at the Review Cut-off Time or such earlier date as Purchaser completed its review of such agreement.

          (c) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations and covenants required to be performed or complied with by the Company under this Agreement, and Purchaser shall have received a certificate signed by an authorized officer of the Company to such effect.

          (d) Opinion of the Company's Counsel. Purchaser shall have received opinions dated as of the Closing of the general counsel of the Company, and Cravath, Swaine & Moore, counsel to the Company, satisfactory in form and substance to Purchaser.

          (e) Registration Rights Agreements. Purchaser shall have executed and delivered the Registration Rights Agreement.

          (f) Debt Repayment. The Company shall have repaid all of its indebtedness outstanding on the date of this Agreement or have entered into other arrangements satisfactory to Purchaser in respect of such indebtedness.

          (g) Financings. The Company shall have entered into definitive documentation for new bank and public debt financing and such definitive documentation shall reflect substantially the terms and conditions of the Commitment Letters or if no such Commitment Letters shall have been entered into prior to executing such definitive documentation, then such definitive documentation shall be satisfactory in form and substance to Purchaser.

          (h) Consulting Agreement. The Company or a Significant
Subsidiary of the Company shall have entered into a consulting agreement with CD&R providing for an annual fee of $500,000 in connection with consulting and advisory services.

          (i) Other Parties. (A) No Person or "group" (as defined in the Exchange Act), other than Purchaser, shall have acquired beneficial ownership of more than 15% of the outstanding shares of Voting Stock, and (B) no Person (other than Purchaser or one or more of its Affiliates) shall have entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any shares of Common Stock or a merger, consolidation or other business combination with or involving the Company.

          (j) Transaction Fee. The Company shall have authorized payment to CD&R of the Transaction Fee and the Transaction Fee shall have been paid.

          (k) Assumption By Newco. Newco shall have assumed the obligations of the Company under Article XI of this Agreement as contemplated by Section 11.01(b).

          (l) New Debt. The Company's debt capital structure shall be as set forth in Schedule 9.03(l), which shall reflect total indebtedness not to exceed $1.056 billion on a pro forma basis prepared as though the Closing occurred on September 30, 1997.

          (m) Corporate Proceedings. All corporate proceedings of the Company in connection with the transactions contemplated by this Agreement and the Reorganization Agreements, and all documents and instruments incident thereto, shall be satisfactory in form and substance to Purchaser and its counsel, and Purchaser and its counsel shall have received all such documents and instruments, or copies thereof, certified or requested, as may be reasonably requested.

          (n) Certain Indemnities. The indemnity with respect to liabilities arising from the 1995 spinoffs, the transactions contemplated by the Reorganization Agreements, including, without limitation, the debt repayments contemplated by Section 8.06, the financings contemplated by 9.03(g) and the use of the proceeds thereof and claims by Hilton Corporation and contingent obligations to BellSouth Corporation (including claims in respect of payment of additional consideration or other contingent liabilities to BellSouth) to be provided to the Company by Newco in the Newco Distribution Agreement shall be satisfactory to Purchaser.

          (o) By-Law Amendments. The Company By-laws shall have been amended to the extent necessary to assure that the acquisition of the Shares, the Warrants, the shares issuable upon exercise of the Warrants and, to the extent permitted by applicable law, any other Equity Securities acquired by Purchaser not in violation of this Agreement do not limit the ability of Purchaser to exercise voting rights with respect thereto.

          (p) Litigation. Except as disclosed in the Filed Company SEC Documents, there shall be no civil, criminal or administrative actions, suits or proceedings pending or, to the knowledge of the Company, threatened, against any of the Retained Companies that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Retained Companies, taken as a whole.

          (q) Material Adverse Effect. No event, change or development shall exist or have occurred since March 31, 1997 which has had or is reasonably likely to have a Material Adverse Effect on the Retained Companies, taken as a whole.


                               ARTICLE X

                              Termination

          SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after the Company Stockholder Approval has been obtained:

          (a) by mutual written consent of Purchaser and the Company;

          (b) by Purchaser or the Company at any time after January
     15, 1998;

          (c) by the Company if any of the conditions set forth in
     Section 9.01 or 9.02 shall become impossible to fulfill (other than as a result of any breach by the Company of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement;

          (d) by Purchaser if (i) the Board of Directors of the Company or any committee thereof withdraws or modifies (or publicly announces its intention to do so) in a manner adverse to Purchaser (as determined by Purchaser in its reasonable judgment) its approval or recommendation of this Agreement or the transactions contemplated hereby or approves or recommends a Directories Transaction Proposal or resolves to do any of the foregoing or (ii) the Company shall have entered into an agreement with respect to a Directories Transaction Proposal or resolved to take such action;

          (e) by Purchaser, if the Board of Directors of the Company publicly announces its determination not to effect the Distributions or enters into an agreement with respect to an Alternative Company Proposal;

          (f) by Purchaser, if any of the conditions set forth in
     Section 9.01 or 9.03 shall become impossible to fulfill (other than as a result of any breach by Purchaser of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement;

          (g) by Purchaser if the Company fails to perform in any material respect any of its material obligations hereunder or breaches in any material respect any material provision hereof, and the Company has failed to perform such obligation or cure such breach, within 10 days of its receipt of written notice thereof from Purchaser, and such failure to perform shall not have been waived in accordance with the terms of this Agreement;

          (h) by the Company if Purchaser fails to perform in any material respect any of its material obligations hereunder or breaches in any material respect any material provision hereof, and Purchaser has failed to perform such obligation or cure such breach, within 10 days of its receipt of written notice thereof from the Company, and such failure to perform shall not have been waived in accordance with the terms of this Agreement;

          (i) by Purchaser or the Company if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

          (j) by the Company if (i) the Company enters into a definitive agreement in accordance with Section 8.02(b)(iii) and
     (ii) the Company simultaneously with terminating pays Purchaser's Expenses and the Termination Fee (each as set forth in Section 13.09) in cash and otherwise complies with the provisions of
     Section 8.02;

          (k) by the Company if (i) the Board of Directors of the Company determines not to effect the Distributions and (ii) the Company simultaneously with terminating pays Purchaser
     Purchaser's Expenses and the Termination Fee (each as set forth in Section 13.09) in cash; or

          (l) by Purchaser if the Company shall make any material amendment to any Reorganization Agreement after the Review
     Cut-Off Time without Purchaser's consent which, in its good faith judgment, is materially adverse to the proposed investment of Purchaser hereunder.

          SECTION 10.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Purchaser as provided in Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Purchaser or the Company, other than the provisions of this Section
10.02 and Section 13.09 and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.


                              ARTICLE XI

                            Indemnification

          SECTION 11.01 Indemnification of Purchaser.


          (a) By the Company. The Company covenants and agrees to defend, indemnify and hold harmless each of Purchaser, its Affiliates (other than the Company and any Retained Companies), and their respective officers, directors, partners, employees, agents, advisers and representatives including, without limitation, the Fund and CD&R (collectively, the "Purchaser Indemnitees") from and against, and pay or reimburse the Purchaser Indemnitees for, the amount of any judgment or settlement obtained by a claimant against any Purchaser Indemnitee, including interest and penalties with respect thereto plus out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder (collectively, "Losses"), resulting from or based on (or allegedly resulting from or based on):

          (i) any actions brought by any third parties (including any shareholders of the Company in connection with any derivative actions) resulting from or based on (or allegedly resulting from or based on) any of the transactions (including any financings, restructurings and the Pre-Distribution Transactions) contemplated by this Agreement or any of the other Reorganization Agreements, provided that the indemnity provided in this clause
     (i) shall not include (A) actions brought by any limited partner of the Fund against Purchaser or any of its Affiliates relating to the transactions contemplated by this Agreement, (B) Losses resulting from or based on the acts or omissions of a Purchaser Indemnitee following the Closing,(C) claims resulting from or based on a breach by Purchaser of its obligations under this Agreement,(D) any contract, agreement, obligation, commitment, understanding or other arrangement between the claimant and any Purchaser Indemnitee, (E) any intentional tort by a Purchaser Indemnitee or (F) to the extent relating to any fee, compensation or other payment to be paid to any Purchaser Indemnitee;

          (ii) any actions brought by BellSouth Corporation or any shareholder of BellSouth Corporation or any other third party resulting from or arising out of the purchase by the Company of the shares of ITT World Directories, Inc. from BellSouth Corporation pursuant to the Stock Purchase Agreement, dated as of July 15, 1997, between BellSouth Corporation and the Company; and

          (iii) any actions brought by or on behalf of Hilton Hotels Corporation or other actions by third parties (including any shareholder of the Company in connection with any derivative action) related to Hilton's proposed acquisition of the Company.

The Losses described in clauses (i), (ii) and (iii) of this Section 11.01(a) are herein referred to as "Purchaser Indemnifiable Losses". The Company shall reimburse the Purchaser Indemnitees for any legal or other expenses incurred by such Purchaser Indemnitees in connection with investigating or defending any such Purchaser Indemnifiable Losses as such expenses are incurred.

          (b) By Newco. From and after the Newco Distribution Time, Newco shall in a writing reasonably satisfactory to Purchaser assume and agree to pay, perform and fully discharge all obligations of the Company under this Article XI and shall agree in a writing reasonably satisfactory to Purchaser to indemnify and hold harmless Purchaser from and against all losses (including reasonable attorneys' and accountants' fees and expenses, resulting from or based on any breach by the Company of the covenants set forth in clauses (ii), (iv),
(vii), (x), (xi) and, with respect to the foregoing, (xiii) of Section
8.01(d).

          SECTION 11.02 Indemnification Procedures. Promptly after receipt by a Purchaser Indemnitee of notice of the commencement of any action or the written assertion of any claim, such Purchaser Indemnitee shall, if a claim in respect thereof is to be made against the Company or Newco, as the case may be (the "Indemnifying Person"), notify the Indemnifying Person in writing of the commencement or the written assertion thereof. Failure by a Purchaser Indemnitee to so notify the Indemnifying Person shall relieve the Indemnifying Person from the obligation to indemnify such Purchaser Indemnitee only to the extent that the Indemnifying Person suffers actual and material prejudice as a result of such failure but in no event shall such failure to notify the Indemnifying Person (i) constitute prejudice suffered by the Indemnifying Person if it has otherwise received notice of the actions giving rise to such obligation to indemnify or
(ii) relieve it from any liability or obligation that it may otherwise have to such Purchaser Indemnitee. In case any such action or claim shall be brought or asserted against any Purchaser Indemnitee and it shall notify the Indemnifying Person of the commencement or assertion thereof, the Indemnifying Person shall be entitled to participate therein but the defense of such action or claim shall be conducted by counsel to the Purchaser Indemnitee, provided, however, that the Indemnifying Person shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Purchaser Indemnitees, except to the extent that local counsel, in addition to regular counsel, is required in order to effectively defend against such action or proceeding and provided further that a Purchaser Indemnitee shall not enter into any settlement of any such claim without the prior consent of the Company or, following the Newco Distribution Time, Newco, such consent not to be unreasonably withheld.


                              ARTICLE XII

                              Definitions

          SECTION 12.01. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

          "Affiliate" shall have the meaning set forth in Rule 12b-2 under the Exchange Act (as in effect on the date of this Agreement).

          "Beneficially Own" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

          "Business Day" means any day on which banking institutions are open in the City of New York.

          "Buyout Transaction" means a tender offer, merger, sale of all or substantially all the Company's assets or any similar transaction that offers each holder of Voting Securities (other than, if applicable, the Person proposing such transaction) the opportunity to dispose of Voting Securities Beneficially Owned by each such holder for the same consideration or otherwise contemplates the acquisition of Voting Securities Beneficially Owned by each such holder for the same consideration.

          "Closing" means the date the Shares and Warrants are accepted for payment.

          "Code" shall mean the Internal Revenue Code of 1986.

          "Directories Business" means the publishing of telephone (alphabetical and classified) and specialized directories.

          "Employee Benefit Plans" shall mean all defined contribution, defined benefit, welfare benefit, bonus, incentive compensation, stock option, stock purchase, stock appreciation right, stock bonus, incentive, deferred compensation, insurance, medical, dental, vision, life, death benefit, fringe benefit or other employee benefit plans, programs, policies or arrangements, including without limitation, any employment, consulting, offer, secondment, severance or other termination agreement and any collective bargaining agreements, maintained by the Company and its subsidiaries other than any such plan, program, policy or arrangement assumed by Newco pursuant to the Newco Distribution.

          "Equity Security" means (i) any Common Stock or other Voting Securities, (ii) any securities of the Company convertible into or exchangeable for Common Stock or other Voting Securities or (iii) any options, rights or warrants (or any similar securities) issued by the Company to acquire Common Stock or other Voting Securities.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Final Determination" means the final resolution of liability for any Tax for any taxable period, including any related interest or penalties, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order of a court of competent jurisdiction; (ii) a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of other jurisdictions, which resolves the entire tax liability for any tax period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the applicable taxing jurisdiction; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

          "Intellectual Property": trademarks, trade names, trade dress, service marks, copyrights, domain names, and similar rights (including registrations and applications to register or renew the registration of any of the foregoing), patents and patent applications, trade secrets, ideas, inventions, improvements, practices, processes, formulas, designs, know-how, confidential business or technical information, computer software, firmware, data and documentation, licenses of or agreements relating to any of the foregoing, rights of privacy and publicity, moral rights, and any other similar intellectual property rights and tangible embodiments of any of the foregoing (in any medium including electronic media).

          "knowledge of the Company" or any like expression means to the knowledge of the persons listed on Schedule 12.01 after due inquiry.

          "New Security" means any Equity Security issued by the Company after the Closing; provided that "New Security" shall not include (i) any securities issuable upon conversion of any convertible Equity Security, (ii) any securities issuable upon exercise of any option, warrant or other similar Equity Security or (iii) any securities issuable in connection with any stock split, stock dividend or recapitalization of the Company where such securities are issued to all stockholders of the Company on a proportionate basis.

          "Other Holders" means the holders of the Other Shares.

          "Other Shares" means Voting Securities not Beneficially
Owned by Purchaser or its Affiliates.

          "Person" shall mean any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or department or agency of a government.

          "Pro Rata Share" means the fraction of an entire issuance of New Securities, the numerator of which shall be the number of shares of Common Stock owned by Purchaser or receivable upon exercise of the Warrant and its Affiliates (other than the Company and its Subsidiaries) immediately prior to such issuance of such New Securities and the denominator of which shall be the aggregate number of shares of Common Stock outstanding immediately prior to such issuance of such New Securities and receivable upon exercise of the Warrant.

          "Purchaser's Percentage Interest" means the greater of (i) the percentage of Total Voting Power, determined on the basis of the number of Voting Securities actually outstanding, that is controlled directly or indirectly by Purchaser or any Subsidiary or Affiliate of Purchaser (other than the Company and its Subsidiaries), including by beneficial ownership and (ii) the percentage of the total Fair Market Value of all classes of outstanding capital stock of the Company that is owned directly or indirectly by Purchaser or any Subsidiary or Affiliate of Purchaser (other than the Company and its Subsidiaries), including beneficial ownership. For purposes of determining Purchaser's Percentage Interest, (a) any options, rights, warrants (including the Warrants) and similar securities that entitle the holder thereof to acquire shares of any class of capital stock of the Company, whether voting or non-voting, shall be treated as exercised;
(b) any debt security that is convertible into shares of any class of capital stock of the Company, whether voting or non-voting, shall be treated as converted; and (c) any equity security that is convertible into shares of any class of capital stock of the Company, whether voting or non-voting, shall be treated as converted, but only to the extent that such conversion would result in Purchaser's Percentage Interest being greater than such interest would be if such conversion had not been deemed to occur.

          "Rollover Options" means options held by employees, former employees, directors or former directors of the Company to purchase Common Stock in existence immediately following the later to occur of the Distributions.

          "Security" shall mean at any time Equity Securities and any shares of any class of capital stock of the Company.

          "Significant Subsidiary" means the entities operating the Retained Business in Belgium, the Netherlands and Portugal.

          "Subsidiary" shall mean, as to any Person, any corporation at least a majority of the shares of stock of which having general voting power under ordinary circumstances to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency) is, at the time as of which the determination is being made, owned by such Person, or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries; provided, however, that in the case of the Retained Business, the term Subsidiary shall include the interests of the Retained Business in Japan and South Africa.

          "Tax Administrator" shall have the meaning assigned to such term in the Tax Allocation Agreement.

          "13D Group" shall mean any group of Persons acquiring, holding, voting or disposing of Voting Securities which would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder (as in effect, and based on legal interpretations thereof existing, on the date hereof) to file a statement on Schedule 13D with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Securities representing more than 5% of any class of Voting Securities then outstanding.

          "Total Voting Power" at any time shall mean the total combined voting power in the general election of directors of all the Voting Securities then outstanding.

          "Transaction Fee" means an amount equal to $12 million.

          "Voting Securities" shall mean at any time shares of any class of capital stock of the Company which are then entitled to vote generally in the election of directors.

          "Warrant Shares" shall mean the shares of Common Stock issuable upon exercise of the Warrants.


                             ARTICLE XIII

                             Miscellaneous

          SECTION 13.01. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

          SECTION 13.02. Specific Enforcement. Purchaser, on the one hand, and the Company, on the other, acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

          SECTION 13.03. Entire Agreement. This Agreement (including the documents set forth in the Exhibits and Schedules hereto) contains the entire understanding of the parties with respect to the transactions contemplated hereby.

          SECTION 13.04. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          SECTION 13.05. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and delivered personally, by telecopy (except for legal process) or sent by registered mail, postage prepaid, if to:

          The Company:  ITT Corporation
                        1330 Avenue of the Americas
                        New York, NY 10019

              Attention of:  Ann N. Reese
              Telecopy No.:  (212) 489-3596

          Purchaser:    CDRV Acquisition, L.L.C.
                        c/o Clayton, Dubilier & Rice, Inc.
                        375 Park Avenue, 18th Floor
                        New York, NY 10152

              Attention of:  Brian D. Finn
              Telecopy No.:  (212) 407-5252

          with copy a to:

                        Debevoise & Plimpton
                        875 Third Avenue
                        New York, NY 10022

              Attention of:  Paul S. Bird
              Telecopy No.:  (212) 909-6836

or to such other address or telex number as any party may, from time to time, designate in a written notice given in a like manner.

          SECTION 13.06. Amendments. This Agreement may be amended as to Purchaser and their successors and assigns (determined as provided in Section 13.08), and the Company may take any action herein prohibited, or omit to perform any act required to be performed by it, if the Company shall obtain the written consent of Purchaser. This Agreement may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification or discharge is sought or by parties with the right to consent to such waiver, change, modification or discharge on behalf of such party.

          SECTION 13.07. Cooperation. Purchaser and the Company agree to take, or cause to be taken, all such further or other actions as shall reasonably be necessary to make effective and consummate the transactions contemplated by this Agreement, including, without limitation, making all required filings under the HSR Act, if any; provided, however, that the foregoing shall not limit the ability of the Company to modify the Restructuring Agreements or to abandon the Distributions pursuant to Section 8.03. Purchaser agrees that it will not take any action the effect of which could reasonably be expected to result in the Distributions being characterized as taxable events.

          SECTION 13.08. Successors and Assigns. All covenants and agreements contained herein shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Purchaser may not assign any of its rights under this Agreement.

          SECTION 13.09. Expenses and Remedies. (a) Whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expense, except as set forth in the next eight paragraphs.

          (b) Notwithstanding Section 13.09(a), if Purchaser terminates this Agreement pursuant to Section 10.01(d), (e) or (l) the Company shall reimburse Purchaser for the reasonable out-of-pocket expenses (including reasonable fees and expenses of legal counsel) incurred by Purchaser in connection with this Agreement or the matters contemplated hereby up to a maximum of $4 million (such expenses, subject the foregoing maximum, "Purchaser's Expenses") and shall pay Purchaser a termination fee of $25 million (the "Termination Fee").

          (c) Notwithstanding Section 13.09(a), if the Closing does not occur solely as a result of the failure to satisfy the condition set forth in Section 9.03(b), the Company shall pay Purchaser
Purchaser's Expenses.

          (d) Notwithstanding Section 13.09(a), if (i) the Closing does not occur prior to January 15, 1998 (other than as a result of any breach by Purchaser of the terms of this Agreement), (ii) a Directories Transaction Proposal was made prior to January 15, 1998 and (iii) during the period ending 12 months after termination the Company consummates, becomes a party to or enters into an agreement relating to or publicly announces, a sale of Equity Securities representing in excess of 20% of the Total Voting Power, then promptly after the Company consummates such transaction, the Company shall pay Purchaser Purchaser's Expenses and the Termination Fee.

          (e) Notwithstanding Section 13.09(a), if the Company terminates this Agreement pursuant to Section 10.01(j) or (k), the Company shall pay Purchaser Purchaser's Expenses and the Termination Fee.

          (f) Notwithstanding Section 13.09(a), if Purchaser or the Company terminates this Agreement pursuant to Section 10.01(i), and during the period ending 12 months after termination the Company enters into an agreement with respect to an Alternative Company Proposal or Directories Transaction Proposal, the Company shall pay Purchaser Purchaser's Expenses and the Termination Fee; provided, however, that if the Company enters into an agreement with respect to an Alternative Company Proposal with Hilton Hotels Corporation, the termination fee payable shall be $15 million.

          (g) Notwithstanding Section 13.09(a), if the Closing has not occurred prior to January 15, 1998 because of a material breach by the Company of any representation, warranty or covenant of the Company under this Agreement, the Company shall pay Purchaser's Expenses and a Termination Fee equal to $15 million.

          (h) Notwithstanding Section 13.09(a), if Purchaser terminates this Agreement pursuant to clause (i) to the proviso of the last sentence of Sections 8.04 or Section 8.07, the Company shall pay Purchaser's Expenses and the Termination Fee.

          (i) Notwithstanding Section 13.09(a), upon the occurrence of the Closing, the Company shall pay Purchaser's Expenses.

          SECTION 13.10. Non-Survival of Representations and
Warranties. None of the representations and warranties contained herein or made in writing by any party in connection herewith shall survive the Closing.

          SECTION 13.11. Transfer of Shares and Warrants. Purchaser understands and agrees that neither any shares of Common Stock or any Warrants or the Warrant Shares have been or will be registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws is available. Purchaser acknowledges that except as provided in the Registration Rights Agreement Purchaser has no right to require the Company to register shares of Common Stock, the Warrants or the Warrant Shares. Purchaser understands and agrees that each certificate representing shares of Common Stock, Warrants or Warrant Shares (other than, with respect to the first legend, shares of Common Stock, Warrants or Warrant Shares that are no longer subject to the provisions of Article VII and other than, with respect to the second legend, shares of Common Stock, Warrants or Warrant Shares which have been transferred in a transaction registered under the Securities Act or exempt from the registration requirements of the Securities Act pursuant to Rule 144 thereunder or any similar rule or regulation) shall bear the following legends:

          "THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS
CERTIFICATE IS RESTRICTED BY AN AGREEMENT ON FILE AT THE OFFICES OF THE CORPORATION."

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS."

and Purchaser agrees to transfer shares of Common Stock, Warrants and Warrant Shares only in accordance with the provisions of such legends.

          SECTION 13.12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York.

          SECTION 13.13. Publicity. The Company and Purchaser will consult and cooperate with each other to the extent reasonably practicable prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement; provided, however, that the initial press release relating to this Agreement will be issued separately by the Company.

          SECTION 13.14. No Third Party Beneficiaries. (a) Nothing contained in this Agreement is intended to confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns, any benefit, right or remedies under or by reason of this Agreement; provided, however, that the parties hereto hereby acknowledge and agree that ESI and Newco are each third party beneficiaries of Sections 2.02, 5.03, 6.01, Article IX and Section 13.14(b) of this Agreement and that the Purchaser Indemnitees (other than Purchaser) are third party beneficiaries of Article XI of this Agreement.

          (b) Purchaser shall cooperate with the Company and Newco in connection with any tax audits or administrative or judicial proceedings with respect to the application of Section 355(e) (as ultimately enacted), including in rebutting any presumption arising under Section 355(e) of the Code.


          SECTION 13.15. Consent to Jurisdiction. Each of the Company and Purchaser irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and, to the extent permitted under applicable rules of procedure, agrees not to commence any action, suit or proceeding relating hereto except in such court). Each of the Company and Purchaser further agrees that service of any process, summons, notice or document hand delivered or sent by registered mail to such party's respective address set forth in
Section 12.05 will be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the

Company and Purchaser irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.



          IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be duly executed, all as of the day and year first above written.


                                   ITT CORPORATION,

                                   by: /s/ Ann N. Reese

                                       Name:  Anne N. Reese
                                       Title: Executive Vice
                                              President and Chief
                                              Financial Officer


                                   CDRV ACQUISITION, L.L.C.,

                                   by: /s/ Brian D. Finn

                                       Name:  Brian D. Finn
                                       Title: Authorized Officer